UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

Humana Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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500 West Main Street

Louisville, Kentucky 40202

March 9, 2016

Dear Fellow Stockholders:

We would like to invite you to attend the Annual Meeting of Stockholders of Humana Inc., to be held on Thursday, April 21, 2016, at 9:30 a.m., Central Time, at the Westin Michigan Avenue Chicago, located at 909 North Michigan Avenue, Chicago, Illinois 60611. The meeting will also be webcast via the Internet at the Investor Relations section of the Company’s website, www.humana.com. This proxy statement contains information about our Company and the three proposals to be voted upon by stockholders at the meeting. Please give this information your careful attention.

This year, we will once again be taking advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to our stockholders on the Internet. These materials will be available on the Internet on or about March 9, 2016. We continue to believe that Internet delivery of our proxy materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

We hope you can attend the meeting. However, even if you are unable to join us, we urge you to still exercise your right as a stockholder and vote by telephone, mail or using the Internet. The vote of every stockholder is important.

This proxy statement is being mailed or transmitted on or about March 9, 2016, to our stockholders of record as of February 29, 2016.

Sincerely,

Kurt J. Hilzinger Chairman of the Board and Stockholder

Bruce D. Broussard Director, President and Chief Executive Officer and Stockholder

Notice of 2016 Annual Meeting of Stockholders

Time and Date:	9:30 a.m., Central Time, on Thursday, April 21, 2016

Location:	The Westin Michigan Avenue Chicago, 909 North Michigan Avenue, Chicago, Illinois 60611

Agenda:

1.        Elect the ten (10) director nominees named in the proxy statement.

2.        Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2016.

3.        Non-binding advisory vote to approve the compensation of the Company’s Named Executive Officers.

4.        Consider any other business properly brought before the meeting.

Record Date:	February 29, 2016. Humana stockholders of record at the close of business on that date will be entitled to vote.

Proxy Voting:

Your vote is important so that as many Shares as possible will be represented. Please vote by one of the following methods:

•    BY INTERNET

•    BY TELEPHONE

•    BY RETURNING YOUR PROXY CARD (if you elected to receive printed materials)

See instructions on your proxy card or at the voting site (www.ProxyVote.com).

By Order of the Board of Directors,

Joan O. Lenahan

Vice President and Corporate Secretary

March 9, 2016

FREQUENTLY ASKED QUESTIONS

Why am I receiving this Proxy Statement?

You are receiving a proxy statement because you owned shares of Humana common stock as of Monday, February 29, 2016, the Record Date, and that entitles you to vote at the Annual Meeting. Our Board of Directors has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies on behalf of the Company for use at our 2016 Annual Meeting of Stockholders. Your proxy will authorize specified people (proxies) to vote on your behalf at the Annual Meeting. By use of a proxy, you can vote, whether or not you attend the meeting.

This proxy statement describes the matters on which the Company would like you to vote, provides information on those matters, and provides information about the Company that we must disclose when we solicit your proxy.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the Internet. We believe that Internet delivery of our proxy materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to our stockholders and beneficial owners as of the Record Date. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by calling Broadridge Financial Solutions, Inc., or Broadridge, at 1-800-579-1639.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

●	View our proxy materials for the Annual Meeting on the Internet; and

●	Instruct us to send our future proxy materials to you electronically by e-mail.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

When and where is the Annual Meeting?

The Annual Meeting will be held on Thursday, April 21, 2016, at 9:30 a.m., Central Time, at the Westin Michigan Avenue Chicago, located at909 North Michigan Avenue, Chicago, Illinois 60611.

Who is entitled to vote?

Anyone who owns Humana Inc. common stock, which we refer to as Shares, as of the close of business on February 29, 2016, which we refer to as the Record Date, is entitled to vote at the Annual Meeting or at any later meeting should the scheduled Annual Meeting be adjourned or postponed for any reason. As of the Record Date, February 29, 2016, 149,017,778 Shares were outstanding and entitled to vote. Each Share is entitled to one vote on each of the matters to be considered at the Annual Meeting.

What will I be voting on?

●	Election of the ten (10) director nominees named in this proxy statement to serve on the Board of Directors of the Company;

●	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2016; and

●	A non-binding, advisory vote to approve the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement.

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. However, if other matters are properly presented for a vote, the proxies will be voted for these matters in accordance with the judgment of the persons acting under the proxies.

How does the Board recommend I vote on each proposal?

The Board recommends that you vote your Shares as follows:

●	FOR the election of each of the ten (10) director nominees named in this proxy statement;

●	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2016; and

●	FOR the approval of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement.

All Shares that are represented at the Annual Meeting by properly executed proxies received before or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in the proxies.

How will my Shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your Shares to be voted, our representatives will vote your Shares as follows:

●	FOR the election of each of the ten (10) director nominees named in this proxy statement;

●	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2016; and

●	FOR the approval of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement.

What if my Shares are not registered in my name?

If you own your Shares in “street name,” meaning that your bank, broker or other nominee is actually the record owner, you should receive the Notice from your bank, broker or other nominee. In addition, stockholders may request, by calling Broadridge at 1-800-579-1639, to receive proxy materials in printed form, by mail or electronically by e-mail on an ongoing basis. When you own your Shares in street name, you are deemed a beneficial owner or holder for voting purposes.

If you hold Shares through an account with a bank, broker or other nominee and you do not provide voting instructions on your instructions form, your Shares may not be voted by the nominee with respect to certain proposals, including:

●	the election of directors; or

●	the approval of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement.

Banks, brokers and other nominees have the authority under the regulations of the New York Stock Exchange, or the NYSE, to vote shares for which their customers do not provide voting instructions only on certain “routine” matters, including the ratification of the appointment of the Company’s independent registered public accounting firm. However, the proposals listed above are not considered “routine” matters, and therefore your Shares will not be voted with respect to such proposals if you do not provide voting instructions on your instruction form.

How many votes are required to approve each proposal and what are the effects of abstentions and unmarked proxy cards?

Proposal	Vote Required for Approval	Effect of Abstentions	Broker Discretionary Voting Allowed(2)	Unmarked/Signed Proxy Cards
Election of directors	The number of votes cast for a nominee exceeds the number of votes cast against that nominee. (1)	No effect	No	Voted “For”
Ratification of the appointment of the independent auditor	Majority of shares present and entitled to vote	Counted as “Against”	Yes	Voted “For”
Approval of executive compensation	Majority of shares present and entitled to vote	Counted as “Against”	No	Voted “For”

(1)	Under the Company’s Majority Vote Policy adopted in January 2007, following election to our Board of Directors, a director is required to submit his or her irrevocable resignation to our Board of Directors conditioned upon (a) the director not achieving the requisite stockholder vote at any future meeting at which he or she faces re-election, and (b) acceptance of the resignation by the Board of Directors following that election. The Board of Directors has 90 days after a director fails to achieve the requisite stockholder votes to determine whether or not to accept the director’s resignation and to report this information to our stockholders.

(2)	If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” A broker non-vote will not affect the outcome of the vote, because they are not considered to be votes cast.

What is a “broker non-vote”?

A broker “non-vote” occurs when a nominee holding Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner, but does have discretionary voting power over other items and submits votes for those matters. As discussed above, if you hold Shares through a bank, broker or other nominee and do not provide voting instructions to your bank, broker or other nominee, your Shares may not be voted with respect to certain proposals, such as the proposals listed above.

What is a “quorum”?

A “quorum” is a majority of the outstanding Shares. Shares may be voted at the Annual Meeting by a signed proxy card, by telephone instruction, or electronically on the Internet. There must be a quorum for the Annual Meeting to be held. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists.

How do I vote?

There are four ways that you can vote your Shares. Voting by any of these methods will supersede any prior vote you made regardless of how that vote was made. PLEASE CHOOSE ONLY ONE OF THE FOLLOWING:

1)	By Internet. The website for voting is http: //www.ProxyVote.com. In order to vote on the Internet, you need the control number on your proxy card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. The Internet voting system is available 24 hours a day, seven days a week, until 11:59 p.m. Central Time on Wednesday, April 20, 2016. Once you are logged on the Internet voting system, you can record and confirm (or change) your voting instructions. If you use the Internet voting system, you do not need to return your proxy card.

2)	By telephone. If you are a registered holder in the United States or Canada, you should call 1-800-690-6903. The telephone voting system is available 24 hours a day, seven days a week, until 11:59 p.m. Central Time on Wednesday, April 20, 2016. In order to vote by telephone, you need the control number on your proxy card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. Once you are logged on the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions. If you use the telephone voting system, you do not need to return your proxy card.

3)	By mail. Mark your voting instructions, sign and date the proxy card and then return it in the postage-paid envelope provided. If you mail your proxy card, we must receive it before 12:00 p.m. Central Time on Friday, April 15, 2016. If you are returning your proxy card to Broadridge, they must receive it before 10:00 a.m. Central Time on Wednesday, April 20, 2016, the day before the Annual Meeting.

4)	In person. Attend the Annual Meeting. Mark your voting instructions and deliver to the Inspectors of Election. However, you can vote by methods 1, 2 or 3 above prior to the meeting and still attend the Annual Meeting. In all cases, a vote at the Annual Meeting will revoke any prior votes. Please note that if your Shares are held through a bank, broker or other nominee, you will need to bring proof of ownership to the Annual Meeting in order to vote.

How do I vote the share equivalent units held in the Humana Common Stock Fund of the Humana Retirement Savings Plan or the Humana Puerto Rico Retirement Savings Plan?

If you have an interest in the Humana Common Stock Fund of the Humana Retirement Savings Plan or the Humana Puerto Rico Retirement Savings Plan on the Record Date, you may vote. Under the Humana Retirement Savings Plan and the Humana Puerto Rico Retirement Savings Plan, your voting rights are based on your interest, or the amount of money you and the Company have invested in your Humana Common Stock Fund.

You may exercise these voting rights in almost the same way that stockholders may vote their Shares, but you have an earlier deadline, and you should provide your voting instructions to Broadridge. Broadridge will aggregate the votes of all participants and provide voting information to the Trustee for the applicable plan. If your voting instructions are received by 11:59 p.m. Central Time on Wednesday, April 13, 2016, the Trustee will submit a proxy that reflects your instructions. If you do not give voting instructions (or give them late), the Trustee will vote your interest in the Humana Common Stock Fund in the same proportion as the Shares attributed to the Humana Retirement Savings Plan, or the Humana Puerto Rico Retirement Savings Plan, as applicable, are actually voted by the other participants in the applicable plan.

You must provide your instructions to Broadridge by using the Internet, registered holder telephone number (1-800-690-6903) or mail methods described above. Please note that you cannot vote in person at the Annual Meeting. Your voting instructions will be kept confidential under the terms of the Humana Retirement Savings Plan or the Humana Puerto Rico Retirement Savings Plan, as applicable.

Who will count the votes?

Broadridge will tabulate the votes cast by proxy, whether by proxy card, Internet or telephone. Additionally, the Company’s Inspectors of Election will tabulate the votes cast at the Annual Meeting together with the votes cast by proxy.

How do I revoke my proxy?

You have the right to revoke your proxy at any time before the meeting.

Your method of doing so will depend upon how you originally voted (a later vote will supersede any prior vote you made regardless of how that vote was made):

1)	By Internet — simply log in and resubmit your vote — Broadridge will only count the last instructions;

2)	By Telephone — simply sign in and resubmit your vote — Broadridge will only count the last instructions;

3)	By Mail — you must give written notice of revocation to Broadridge, 51 Mercedes Way, Edgewood, NY 11717 or by fax at 1-515-254-7733, submit another properly signed proxy with a more recent date, or vote in person at the Annual Meeting. For written and fax notices, you must include the control number that is printed on the upper portion of the proxy card.

What is the due date for stockholder proposals, including stockholder nominees for director, for inclusion in the Company’s proxy materials for the 2017 Annual Meeting?

Stockholder proposals, including stockholder nominees for director, as permitted by SEC regulations for inclusion in our proxy materials relating to the 2017 Annual Meeting of Stockholders must be submitted to the Corporate Secretary in writing no later than November 9, 2016. Proposals should be submitted to Joan O. Lenahan, Vice President and Corporate Secretary, Humana Inc., 500 West Main Street, 21st Floor, Louisville, Kentucky 40202.

May a stockholder present a proposal not included in our Proxy Statement at the April 21, 2016, Annual Meeting?

A stockholder can present a proposal at the Annual Meeting (a so-called “floor resolution”) only if certain notice requirements are met. The SEC does not directly regulate meeting conduct. State law imposes only limited requirements, so meetings are governed by procedures set forth in our Bylaws. Humana’s Bylaws require that a stockholder provide written notice of intent to bring a proposal no less than 60 days or more than 90 days prior to the scheduled date of the Annual Meeting of stockholders. If less than 70 days’ notice of the Annual Meeting is given, written notice by a stockholder would be deemed timely if made no later than the 10th day following such notice of the Annual Meeting. A proposal must also meet other requirements as to form and content set forth in our Bylaws. Stockholder proposals should be sent to Joan O. Lenahan, Vice President and Corporate Secretary, Humana Inc., 500 West Main Street, 21st Floor, Louisville, Kentucky 40202. A copy of our Bylaws is available on our website. From the www.humana.com website, click on “Investor Relations,” and then click on “Corporate Governance,” and then click on the link entitled, “Bylaws.”

How will Humana solicit votes and who pays for the solicitation?

We have engaged D. F. King & Co., Inc. to assist in the distribution of proxy materials and solicitation of votes for approximately $12,000 plus expenses. We have also engaged Broadridge to assist in the distribution of proxy materials and the accumulation of votes through the Internet, telephone and coordination of mail votes for approximately $155,000 plus expenses. We will reimburse banks, brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to our stockholders.

How can I obtain additional information about the Company?

Included with this proxy statement (either in printed form or on the Internet) is a copy of our Annual Report on Form 10-K for the year ended December 31, 2015, which also contains the information required in our Annual Report to Stockholders. Our Annual Report on Form 10-K and all our other filings with the SEC also may be accessed via the Investor Relations section on our website at www.humana.com. We encourage you to visit our website. From the www.humana.com website, click on “Investor Relations,” and then click on the report you wish to review under the “SEC Filings & Financial Reports” subcategory.

Where can I find voting results for this Annual Meeting?

The voting results will be published in a current report on Form 8-K which will be filed with the SEC no later than four business days after the Annual Meeting. The Form 8-K will also be available on our website at www.humana.com.

What is “householding”?

“Householding” occurs when a single copy of our Annual Report, proxy statement and Notice is sent to any household at which two or more stockholders reside if they appear to be members of the same family. Although we do not “household” for registered stockholders, a number of brokerage firms have instituted householding for Shares held in street name. This procedure reduces our printing and mailing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards, and householding will not affect the mailing of account statements or special notices in any way. If you wish to receive separate copies of our Annual Report, proxy statement or Notice in the future, please contact the bank, broker or other nominee through which you hold your Shares.

CORPORATE GOVERNANCE

Humana is committed to having sound corporate governance principles and operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and assuring compliance with such responsibilities and standards. Sound corporate governance is essential to running our business effectively and to maintaining our reputation of integrity in the marketplace. At the heart of these efforts lie our company values, the guiding forces behind all our actions — Inspire Health, Cultivate Uniqueness, Rethink Routine, Pioneer Simplicity, and Thrive Together. Our Board of Directors has adopted Corporate Governance Guidelines, which we refer to as the Guidelines, intended to comply with the requirements of Section 303A.09 of the NYSE Listed Company Manual. The Guidelines may be viewed on our website at www.humana.com. From the www.humana.com website, click on “Investor Relations,” then click on “Corporate Governance,” and then click on the link entitled “Corporate Governance Guidelines.”

Role of the Board and Board Leadership

Role of the Board

The business of the Company is managed under the direction of the Board, which is elected annually by the Company’s stockholders. The basic responsibility of the Board is to lead the Company by exercising its business judgment to act in what each director reasonably believes to be in the best interests of Humana and its stockholders, while engaging in active and independent oversight of the management of the Company’s business affairs and assets. In order to fulfill its responsibilities to the Company’s stockholders, the Board, both directly and through its committees, regularly engages with management, ensures management accountability and reviews the most critical issues that face the Company, such as approval of the Company’s strategy and mission, execution of the Company’s financial and strategic goals, oversight of risk management, succession planning, and determination of executive compensation.

Board Oversight of Risk

While management is responsible for designing and implementing the Company’s risk management process, controls and oversight, the Board, both as a whole and through its committees, has overall responsibility for oversight of the Company’s risk management. The full Board regularly reviews risks that may be material to the Company, including those detailed in the Audit Committee’s reports and as disclosed in the Company’s quarterly and annual reports filed with the SEC.

Audit Committee.    Pursuant to its charter, and in compliance with applicable NYSE listed company rules, the Audit Committee is responsible for discussing the Company’s policies with respect to overall risk assessment and risk management, with primary responsibility for monitoring risks with respect to the Company’s accounting and financial reporting principles and policies and internal audit controls and procedures. To accomplish this, the Audit Committee regularly reviews with both internal Company personnel and independent auditors the risks that may be material to the Company, as well as major legislative and regulatory developments which could materially impact the Company’s risks. The Audit Committee meets separately with representatives of our independent registered public accounting firm and members of management in charge of internal controls and procedures with respect to financial reporting. The Company has also instituted a management Enterprise Risk Management Committee to assess the risks of the Company and coordinate with and report to the Audit Committee.

Organization & Compensation Committee.    The Board of Directors has delegated to the Organization & Compensation Committee the responsibility of reviewing management’s assessment of the risks associated with the Company’s compensation practices and policies for employees, including consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies.

The goal of these processes is to achieve serious and thoughtful board-level attention to the Company’s risk management process and system, the nature of the material risks faced by the Company, and the adequacy of the Company’s risk management process and system designed to respond to and mitigate these risks.

Board Leadership

Leadership of the Board is essential to facilitate the Board acting effectively as a working group to the benefit of the Company and its performance. As Chairman of the Board, Mr. Hilzinger serves as Chair of regular sessions of the Board, runs the Board process and ensures effectiveness in all aspects of the Board’s role, and leads the Board in anticipating and responding to crises.

The Board believes that the advisability of having a separate or combined chairman and chief executive officer positions is dependent upon the strengths of the individual or individuals that hold these positions and the most effective means of leveraging these strengths, in light of the challenges and circumstances facing the Company, which may change over time. At this time, given the composition of the Company’s Board, the effective interaction between Mr. Hilzinger, as Chairman, and Mr. Broussard, as Chief Executive Officer, Mr. Hilzinger’s status as an independent director and previous service as our Lead Director, and the current challenges faced by the Company, the Board believes that separating the chief executive officer and Board chairman positions provides the Company with the right foundation to pursue the Company’s strategic and operational objectives, while maintaining effective oversight and objective evaluation of the performance of the Company.

Qualifications and Process for Nominating Directors

Director Qualifications

The Guidelines contain Board membership criteria that apply to nominees recommended by the Nominating & Corporate Governance Committee for a position on the Board. The Board has determined that each member of the Board (except Mr. Broussard, as a current employee of the Company) is independent according to criteria established in the Guidelines by the Board, and in accordance with independence requirements of the NYSE and the SEC. The members of the Organization & Compensation Committee must also meet the independence criteria of the Internal Revenue Code. The Nominating & Corporate Governance Committee reviews with the Board the requisite skills and characteristics for Board members. This assessment includes the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account other Board members and the specific needs of the Company and the Board. Although the Board and the Nominating & Corporate Governance Committee do not have a policy with regard to the consideration of diversity in identifying director nominees, the director nomination process is designed to ensure that the Board includes members with diverse backgrounds, including race, ethnicity, gender, skills and experience, such as appropriate financial and other expertise relevant to the Company’s business. The goal of this process is to assemble a group of board members with deep, varied experience, sound judgment, and commitment to the Company’s success. For a discussion of the individual experience and qualifications of our board members, please refer to the section entitled, “Proposal One: Election of Directors” in this proxy statement.

Identifying Nominees for Directors

The Board is responsible for selecting its own members and delegates the screening process for new directors to the Nominating & Corporate Governance Committee, with counsel from the Chairman, our Chief Executive Officer, and outside consultants as appropriate. The Committee utilizes a number of methods for identifying and evaluating nominees for Board membership. The Committee regularly assesses the appropriate size of the Board, the areas of expertise required to effectively contribute to the Board process, and whether any vacancies are anticipated. The Committee considers potential candidates for director, which may come to the attention of the Committee through current Board members, professional search firms, stockholders, or other persons. The Nominating & Corporate Governance Committee selects candidates who possess a reputation and hold positions or affiliations befitting a director of a large publicly-held company, and are actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community. In addition, from time to time, we engage a third-party search firm to assist the Board of Directors and the Nominating & Corporate Governance Committee in identifying and recruiting candidates for Board membership.

Stockholder Nominees

The policy of the Nominating & Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described above under “Identifying Nominees for Directors.” In the course of evaluating nominations for Board membership, the Nominating & Corporate Governance Committee will look for individuals who have displayed high ethical standards, integrity, and sound business judgment, taking into account the current make-up of the Board and the specific needs of the Company and the Board. Stockholder nominations for election to the Board of Directors are governed by specific provisions in our Bylaws, a copy of which is available on our website at www.humana.com. From the www.humana.com website, click on “Investor Relations,” and then click on “Corporate Governance,” and then click on the link entitled, “By-Laws.” The Bylaws require that a stockholder provide written notice of intent to nominate a candidate for director no less than 60 days or more than 90 days prior to the scheduled date of the Annual Meeting of stockholders. If less than 70 days’ notice of the Annual Meeting is given, written notice by a stockholder would be deemed timely if made no later than the 10th day following such notice of the Annual Meeting. Any stockholder nominations proposed for consideration by the Nominating & Corporate Governance Committee should include, among other information required by the Bylaws, the nominee’s name, qualifications for Board membership and compliance with our Director Resignation Policy discussed in this proxy statement and should be sent to: Joan O. Lenahan, Vice President and Corporate Secretary, Humana Inc., 500 West Main Street, 21st Floor, Louisville, Kentucky 40202.

Director Independence

The Guidelines contain independence standards to assist the Board in its determination of director independence. In addition, to qualify as independent under the Guidelines, the Board of Directors must affirmatively determine that a director has no material relationship with the Company, other than as a director.

Pursuant to the Guidelines, the Board undertakes an annual review of director independence. During this review, the Board considers transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including transactions or relationships which could have been reported under “Certain Transactions with Management and Others” in this proxy statement. As provided in the Guidelines, the purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that a director is independent.

In the course of this review for the current year, the Board specifically analyzed and discussed several matters:

(1)	a relationship between the Company and Pfizer Inc., or Pfizer, for which Frank A. D’Amelio, one of our current directors, serves as an executive officer;

(2)	a relationship between the Company and Zoetis, Inc., for which Mr. D’Amelio serves as a director;

(3)	a relationship between the Company and the Thomas Jefferson University, by which Dr. David B. Nash, one of our current directors, is employed as Founding Dean of the Jefferson College of Population Health;

(4)	a relationship between the Company and JAPC, Inc., or JAPC, which is owned by the father of David A. Jones, Jr., one of our current directors;

(5)	a relationship between the Company and Chrysalis Ventures, LLC, or Chrysalis, for which David A. Jones, Jr., one of our current directors, serves as Chairman and in which Mr. Jones, Jr. has a financial interest;

(6)	a relationship between the Company and Connecture, Inc., a publicly-traded company for which Mr. Jones, Jr. serves as Chairman of the Board of Directors, and of which Chrysalis is a greater than 5% stockholder; and

(7)	a relationship between the Company and Main Street Realty, Inc., or Main Street Realty, which is owned by the father of David A. Jones, Jr., one of our current directors.

Pfizer.    The relationship between the Company and Pfizer consists of a negotiated rebate based on the volume of prescriptions of Pfizer drugs obtained by Humana members, which volume includes claims paid by Humana for our members and the co-payments paid by our members for Pfizer drugs. These rebate amounts are significant. However, these payments to Humana from Pfizer result from activity with many intermediaries over whom Humana exercises no control (i.e., the providers who prescribe these medications, the distributors who sell to the retailers, and the retailers from which our members get prescriptions). In 2015, the rebate amounted to approximately $85 million. Our subsidiary, Competitive Health Insights, or CHI, also completes various research studies for Pfizer, for which we were paid approximately $1.3 million in fees by Pfizer in 2015. We also received voluntary critical illness plan premiums from Pfizer in an immaterial amount, under which arrangement the premiums charged and benefits provided are comparable to those extended to our other non-affiliated customers.

Zoetis.    In 2015, we received health care premium payments from Zoetis, Inc. in an immaterial amount. The premiums charged and benefits provided under the arrangement are comparable to those extended to our other non-affiliated customers.

Thomas Jefferson University.    The relationship between the Company and Thomas Jefferson University consists of a data sharing arrangement whereby CHI provides data to Thomas Jefferson University at current commercial rates following our standard protocols for use in teaching and obtaining grants and pharmaceutical-related projects.

JAPC.    In 2015, we provided hangar space, pilot services and maintenance for an airplane owned by JAPC, for which we were fully reimbursed by JAPC at a rate at least as favorable to the Company as market rates, which amounts were not material.

Chrysalis.    In 2015, we contracted for services to be provided by certain companies in Chrysalis’ investment portfolio. In each case, the amounts paid under these arrangements were comparable to those for other non-affiliated vendors, were not material to the Company, and did not represent a direct or indirect material interest for Mr. Jones, Jr.

Connecture, Inc.    In 2015, we received health care premium payments from Connecture of approximately $619,000, under which arrangement the premiums charged and benefits provided are comparable to those extended to our other non-affiliated customers.

Main Street Realty.    In 2015, we received health care premium payments from Main Street Realty in an immaterial amount, under which arrangement the premiums charged and benefits provided are comparable to those extended to our other non-affiliated customers.

At the conclusion of its review for the current year, the Board affirmatively determined that in each case the relationship between the Company or its affiliate and each director-related entity was not material, was below the thresholds for independence prescribed by the NYSE, and did not impact the independence of any of our directors. Each director recused themselves from the independence assessment relative to himself or herself.

Consistent with these considerations, and based on its review of director independence in light of the standards contained in the Guidelines, the Board determined that each member of the Board of Directors (except Mr. Broussard, as a current employee of the Company) is independent.

Committee Membership and Attendance

The Board of Directors has the following standing committees: Audit; Organization & Compensation; Nominating & Corporate Governance; Executive; and Investment. In addition, in 2015, the Board of Directors appointed a special Transaction Committee to take actions with respect to the investigation of strategic alternatives available to the Company, including the proposed merger with Aetna. Only directors meeting SEC and NYSE director independence standards may serve on the Audit Committee, the Organization & Compensation Committee, and the Nominating & Corporate Governance Committee. Each standing Board committee operates pursuant to a charter, which may be viewed on our website at www.humana.com. From the www.humana.com website, click on “Investor Relations,” then click on “Corporate Governance,” and then you will see a link to the Committee Charters. The number of Board committee meetings held in 2015 and membership as of March 1, 2016, were as follows:

	Audit	Organization & Compensation	Nominating & Corporate Governance	Executive	Investment	Transaction
Number of Meetings in 2015	10	7	4	1	4	8
NAME
Bruce D. Broussard				C		M
Frank A. D’Amelio	C				M	M
W. Roy Dunbar		M			C
Kurt J. Hilzinger				M		M
David A. Jones, Jr.		M	C	M		M
William J. McDonald		C			M
William E. Mitchell	M		M
David B. Nash, M.D.	M
James J. O’Brien	M				M
Marissa T. Peterson		M	M

C	= Chair
M	= Member

Audit Committee

Committee Responsibilities

Pursuant to its charter, the Audit Committee:

●

assists the Board of Directors with the oversight of the integrity of our financial statements and disclosures and internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function and the independent registered public accounting firm;

●

bears responsibility for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged to prepare the audit report or perform other audit, review or attest services;

●

reviews with the independent registered public accounting firm, our internal audit department, and our financial and accounting personnel, the effectiveness of our accounting and financial controls and, where appropriate, makes recommendations for the improvement of these internal control procedures;

●

reviews the scope, funding and results of our internal audit function, including the independence and authority of our reporting obligations, the proposed audit plans for the year, and the coordination of these plans with the independent registered public accounting firm;

●

reviews the scope, funding and results of our compliance program, including receiving, at least quarterly, an update from our internal compliance department regarding any significant matters regarding our compliance with regulatory requirements and contracts with government entities;

●

reviews the financial statements and other information contained in our Annual Report and other reports to stockholders with management and the independent registered public accounting firm to determine that the independent registered public accounting firm is satisfied with the disclosure and content of the financial statements to be presented to the stockholders and reviews any changes in accounting principles;

●	confers independently with our internal auditors, internal compliance department, key members of management, and our independent registered public accounting firm;

●	determines and approves the appropriateness of the fees for audit and permissible non-audit services performed by the independent registered public accounting firm;

●	discusses with management our compliance with applicable legal requirements and with our internal policies regarding related party transactions and conflicts of interest;

●	discusses our policies with respect to risk assessment and risk management;

●

maintains free and open means of communication between the members of our Board of Directors, our independent registered public accounting firm, our internal audit department, our internal compliance department, and our financial management; and

●	annually evaluates its performance.

Corporate Governance Determinations

The Board of Directors has determined that each of the members of the Audit Committee at February 18, 2016 is independent according to SEC and NYSE requirements, and each is financially literate, as defined in the NYSE listing standards. The Board of Directors has determined further that Messrs. D’Amelio, O’Brien and

Mitchell each meet the definition of “audit committee financial expert.” PricewaterhouseCoopers LLP, our independent registered public accounting firm, reports directly to the Audit Committee. No member of the Board’s Audit Committee serves on the audit committees of more than three publicly traded companies. The Report of the Audit Committee for the year ended December 31, 2015 is set forth in this proxy statement under the caption “Audit Committee Report.”

Organization & Compensation Committee

Committee Responsibilities

Pursuant to its charter, the Organization & Compensation Committee:

●

reviews and approves our goals and objectives relevant to the compensation of our Chief Executive Officer, or CEO, evaluates the CEO’s performance in light of those goals and objectives, and, either as a Committee or together with the other independent directors, determines and approves the CEO’s compensation level based on this evaluation;

●

makes recommendations to the Board with respect to the CEO’s and other executive officers’ base compensation, incentive-compensation plans and equity-based plans and approves programs for our executive officers;

●	approves equity-based grants to executive officers and other associates;

●	approves material elements of all employment, severance and Change in Control agreements for the executive officers;

●

reviews and discusses with management the Company’s compensation plans and policies for all employees (including the Named Executive Officers) with respect to risk management and risk-inducing incentives;

●	ensures preparation of the Compensation Discussion and Analysis and the Compensation Committee Report as required by SEC regulations; and

●	annually evaluates its performance.

Scope of Authority, Processes and Procedures

The Organization & Compensation Committee acts on behalf of the Board of Directors to establish the compensation of our executive officers and provides oversight of our compensation philosophy, as described in this proxy statement under the caption “Compensation Discussion and Analysis.” The role of the executive officers and the outside compensation consultant in establishing executive compensation is discussed in this proxy statement under the caption “Compensation Discussion and Analysis.” Other than routine administrative matters, no executive compensation decisions are delegated to management.

Compensation Committee Interlocks and Insider Participation

No member of the Organization & Compensation Committee:

●	is or has ever been an officer or employee of the Company; or

●

is or was, during the last fiscal year, a participant in a “related person” transaction requiring disclosure under Item 404 of the SEC’s regulations (see discussion in this proxy statement under the caption “Certain Transactions with Management and Others”); or

●	is an executive officer of another entity at which one of our executive officers serves either as a director or on its compensation committee.

Corporate Governance Determinations

Considering (i) the source of each director’s compensation, including any consulting, advisory or other compensatory fees paid by the Company; and (ii) whether each director has an affiliate relationship with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company, the Board has determined that each member of the Organization & Compensation Committee at February 18, 2016, is independent, as defined by the SEC and the NYSE, and is considered to be an “outside director” under Section 162(m) of the Internal Revenue Code.

Compensation Risk Determination

In 2015, the Organization & Compensation Committee reviewed management’s assessment of the risks associated with the Company’s compensation practices and policies for employees, including a consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies. Following a review of this assessment, the Organization & Compensation Committee determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company.

Nominating & Corporate Governance Committee

Committee Responsibilities

Pursuant to its charter, the Nominating & Corporate Governance Committee:

●	recommends to the full Board criteria for the selection and qualification of the members of the Board;

●	evaluates and recommends for nomination by the Board candidates to be proposed for election by the stockholders at each annual meeting;

●	seeks out and assists in the recruitment of highly qualified candidates to serve on the Board;

●	recommends for Board approval candidates to fill vacancies on the Board which occur between annual meetings;

●	develops, periodically reviews and recommends to the Board revisions to the Guidelines;

●	studies and reviews with management the overall effectiveness of the organization of the Board and the conduct of its business, and makes appropriate recommendations to the Board;

●	reviews the overall relationship of the Board and management;

●	reviews issues and developments pertaining to corporate governance;

●

reviews our public policy and political spending practices through regular reviews of our policy on political expenditures, expenditures and payments made with corporate funds, and overall political activity, including review of our Political Contributions and Related Activity Report; and

●	annually evaluates its performance.

Executive Committee

Pursuant to its charter, the Executive Committee possesses the authority to exercise all the powers of the Board of Directors except as otherwise provided by Delaware law and our Bylaws during intervals between meetings of the Board. The Executive Committee does not have the power, to, among other things, declare a dividend, issue stock, adopt a certificate of merger or sell substantially all of the Company’s business.

Investment Committee

Pursuant to its charter, the Investment Committee establishes investment objectives and policies for our various investment portfolios and investment options available under various employee benefit plans, reviews investment results, and annually evaluates its performance.

Transaction Committee

In 2015, our Board of Directors appointed a special Transaction Committee to take any and all actions with respect to the investigation of strategic alternatives available to the Company. Specifically, the role of the Transaction Committee was to:

●

formulate, establish, oversee, and direct a process for the identification, evaluation, and negotiation of a potential sale of the Company, by merger or otherwise, and any other strategic transaction that the Transaction Committee may determine to be necessary or advisable;

●

evaluate and negotiate the terms of any proposed definitive acquisition agreement or any other agreements in respect of a potential sale of the Company, by merger or otherwise, or any other strategic transaction that the Transaction Committee may determine to be necessary or advisable; and

●	make recommendations to the Board of Directors in connection with any of the foregoing, including with respect to any proposed transaction, that the Transaction Committee deems necessary or advisable.

Corporate Governance Policies

Majority Vote Policy

Under our Bylaws, a director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. In contested elections, those in which a stockholder has nominated a person for election to the Board, the voting standard is a plurality of votes cast. The Board has also adopted a policy to require the Board to nominate for election only nominees who agree that, if they are elected to the Board, they will tender an irrevocable resignation conditioned on, first, the failure to achieve the required vote for re-election at any future meeting at which they face re-election, and second, the Board’s acceptance of their resignation following that election. In addition, the Board may fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors, as described above. The Nominating & Corporate Governance Committee will submit a recommendation for prompt consideration by the Board whether to accept the resignation. Any director whose resignation is under consideration will abstain from participating in any decision regarding that resignation. The Bylaws also require stockholder nominees for director election to notify the Company whether or not such nominees intend to tender the same type of resignation required of the Board’s director nominees.

Change in Director’s Primary Position

The Board has adopted a policy requiring that a director whose primary position or affiliation changes must promptly notify the Board and the Nominating & Corporate Governance Committee of the change so that a determination may be made as to the value of his or her continued service on the Board.

Director Stock Ownership Policy

Our Board believes that directors should be stockholders and have a significant personal financial stake in the company. Consequently, the Board has adopted the following revised stock ownership guidelines:

●	Each non-employee director must maintain a minimum equity ownership level of five times the annual cash retainer.

●	Shares deferred at the election of the director are considered owned for purposes of the calculation of the ownership requirement.

●

Any shares owned by a non-employee director (or shares received upon the exercise of options or vesting of restricted stock or restricted stock units, less an amount to cover the exercise price and/or current tax liabilities) must be held by the director until the minimum equity ownership level is reached and thereafter maintained.

●

Once the minimum equity ownership level has been achieved, any shares received upon the vesting of restricted stock or restricted stock units, less an amount to cover current tax liabilities, must be held by the director until one year following the vesting date.

Compliance with these guidelines is monitored by the Organization & Compensation Committee.

Director Attendance

The Board has developed a number of specific expectations of directors to define their responsibilities and to promote the efficient conduct of the Board’s business. With respect to the level of commitment expected of directors and related attendance protocols, as part of the Guidelines, the Board formally adopted a policy that all directors should make every effort to attend all meetings of the Board and the Committees of which they are members, and the Company’s Annual Meeting of Stockholders. Attendance by telephone or video conference may be used to facilitate a Director’s attendance.

During 2015, the Board of Directors met 21 times. All directors attended at least 75% of the scheduled Board of Directors’ meetings and meetings held by Committees of which they were members. All director nominees attended the Annual Meeting of Stockholders held April 16, 2015.

Executive Sessions of Non-Management Directors

In 2015, our non-management directors held regularly scheduled, formal executive meetings, separate from management and led by our Chairman. Additional executive sessions of the Board are held as necessary or appropriate or upon the request of the Chairman, the Nominating & Corporate Governance Committee or any two other non-management directors. In addition, our non-management directors who qualify as independent within the meaning of our director independence guidelines meet in executive session at least once annually, and, in fact, met in 2015 in connection with each regularly scheduled Board of Directors meeting.

Code of Ethics and Code of Business Conduct

The Company has adopted the “Code of Conduct for the Chief Executive Officer and Senior Financial Officers,” which we refer to as the Executive Code of Ethics, violations of which are reported to the Audit Committee. In addition, we operate under the omnibus Humana Inc. Ethics Every Day, which we refer to as the Code of Ethics, which applies to all associates (including executive officers) and directors. The Humana Ethics Office is responsible for the design and enforcement of our ethics policies, the goal of which is to create a workplace climate in which ethics is so integral to day-to-day operations that ethical behavior is self-enforcing. All employees are required annually to review and affirm in writing their acceptance of the Code of Ethics. The Code of Ethics and the Executive Code of Ethics may be viewed on our website at www.humana.com. Any waiver for directors or executive officers from the provisions of the Code of Ethics or the Executive Code of Ethics must be made by the Board of Directors, and will be disclosed within four days of the waiver on our website at www.humana.com. To see either the Code of Ethics or the Executive Code of Ethics or any waivers to either policy, go to www.humana.com, then click on “Investor Relations,” then click on “Corporate Governance,” and then click on the relevant link.

Policy Regarding Transactions in Company Securities

The Company has a policy prohibiting all associates (including executive officers) from hedging transactions using Company stock, including: (1) engaging in short sales of Company securities; or (2) engaging in transactions in puts, calls or other derivative securities designed to hedge or offset any decrease in the market value of the Company’s equity securities, on an exchange or in any other organized market. This policy also applies to all directors. In addition, in 2015, our Board of Directors adopted a policy prohibiting directors and executive officers from engaging in certain monetization transactions, including holding Company securities in margin accounts or pledging Company securities as collateral.

Communication with Directors

Stockholders and other interested parties may communicate directly with our Chairman, non-management directors as a group, or any other individual director by writing to the special e-mail address published on our website at www.humana.com. Specifically, interested parties may visit our website at http://apps.humana.com/bod/contact.asp, where instructions for contacting these persons are available. All directors have access to this e-mail address. We use the staff of our Corporate Secretary to review correspondence received in this manner, and to filter advertisements, solicitations, spam, and other such items. Concerns related to accounting, internal controls or auditing matters are required to be brought immediately to the attention of our General Counsel and the Board and handled in accordance with procedures established by the Audit Committee with respect to such matters.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board of Directors of the Company, in accordance with the provisions of the Company’s Articles of Incorporation and Bylaws, has determined that the number of directors to be elected at the Annual Meeting of the Company shall be ten. The directors are elected to hold office until the Annual Meeting of Stockholders in 2017 and until a successor is elected and qualified.

Each of the nominees has consented to be named as a nominee and agreed to serve if elected. If any nominee becomes unable to serve for any reason (which is not anticipated), the Shares represented by the proxy granted to Messrs. Hilzinger and Broussard may be voted for the substituted nominee as may be designated by the Board of Directors.

The following table shows certain information concerning the nominees at March 1, 2016.

Name	Age	Position	First Elected Director
Kurt J. Hilzinger	55	Chairman of the Board	07/03
Bruce D. Broussard	53	Director, President and Chief Executive Officer	01/13
Frank A. D’Amelio	58	Director	09/03
W. Roy Dunbar	54	Director	04/05
David A. Jones, Jr.	58	Director	05/93
William J. McDonald	59	Director	10/07
William E. Mitchell	71	Director	04/09
David B. Nash, M.D.	60	Director	01/10
James J. O’Brien	61	Director	04/06
Marissa T. Peterson	54	Director	08/08

Director Skills & Qualifications

In evaluating a director candidate, the Committee considers factors that are in the best interests of the Company and its stockholders, including the knowledge, experience, integrity and judgment of each candidate, the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented, each candidate’s ability to devote sufficient time and effort to his or her duties as a director, independence and willingness to consider all strategic proposals, and any core competencies or technical expertise necessary to staff Board committees. In addition, the Committee assesses whether a candidate possesses the integrity, business judgment, knowledge, experience, skills and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of the Company. We believe that the current Board members not only have and demonstrate these attributes, but also have a deep commitment to the Company’s success, as evidenced by the key qualifications, skills and experiences of each director described below.

The information given in this proxy statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of the nominees.

Director Nominees’ Biographies

Kurt J. Hilzinger was initially elected to the Board in July 2003, and was elected Chairman of the Board effective January 1, 2014. Mr. Hilzinger served as Lead Director from August 2010 until his appointment as Chairman. Mr. Hilzinger is a Partner at Court Square Capital Partners, LP, having held this position since November 2007. Prior to that, he was a Director of AmerisourceBergen Corporation from March 2004 to November 2007; and was also President and Chief Operating Officer of AmerisourceBergen Corporation from October 2002 to November 2007, having previously served as its Executive Vice President and Chief Operating Officer from August 2001 to October 2002. Mr. Hilzinger is also a director of Oncobiologics, Inc.

The Board believes that Mr. Hilzinger is a strong operating executive with a finance and strategic background, whose operational experience and financial expertise in the health care sector contributes valuable insight to the Board.

Bruce D. Broussard was appointed President and Chief Executive Officer of the Company, and elected to our Board of Directors, in each case effective January 1, 2013, completing a year-long transition plan to the Chief Executive Officer role. Mr. Broussard joined Humana as President in December 2011. Prior to joining Humana, Mr. Broussard was Chief Executive Officer of McKesson Specialty/US Oncology, Inc. (US Oncology was purchased by McKesson in December 2010). At US Oncology, he served in a number of senior executive roles, including Chief Financial Officer, President, Chief Executive Officer and Chairman of the Board. Mr. Broussard is also a director of KeyCorp, a member of the Business Roundtable, and a member of the Board of Directors of America’s Health Insurance Plans (AHIP), also serving on AHIP’s Executive Committee.

The Board believes that Mr. Broussard’s wide range of executive leadership experience in publicly traded and private organizations within a variety of healthcare sectors, including oncology, pharmaceuticals, assisted living/senior housing, home care, physician practice management, surgical centers, and dental networks, as well as his in-depth knowledge of the Company’s operations, finances and strategy, brings valuable insight to the Board.

Frank A. D’Amelio was initially elected to the Board in September 2003. He is Executive Vice President, Business Operations and Chief Financial Officer of Pfizer Inc, having held this position since December 2010, and having served as Chief Financial Officer since September 2007. Prior to that, Mr. D’Amelio was Senior Executive Vice President of Integration and Chief Administrative Officer at Alcatel-Lucent from December 2006 to August 2007, and Chief Operating Officer of Lucent Technologies Inc. from March 2006 to November 2006. From May 2001 until February 2006, he was Executive Vice President, Administration and Chief Financial Officer of Lucent. Mr. D’Amelio also serves on the Board of Directors of Zoetis, Inc. and on the board of the Independent College Fund of New Jersey.

The Board believes that Mr. D’Amelio’s skills, global experience and proven leadership in both financial and operational roles contribute greatly to the Board’s composition. As a senior executive at various global companies undergoing the kind of rapid and complex changes that the Company has undertaken in response to the rapidly changing markets and regulatory environment, Mr. D’Amelio has extensive knowledge of the capital markets as well as broad experience working with the investment community, regulatory bodies and rating agencies.

W. Roy Dunbar was initially elected to the Board in April 2005. Mr. Dunbar was the Chairman of the Board of NetworkSolutions, and was the Chief Executive Officer from January 2008 to November 2009. Mr. Dunbar also served as the President of Global Technology and Operations for MasterCard Incorporated from September 2004 until January 2008. Mr. Dunbar worked at Eli Lilly and Company for 14 years, latterly as President of Intercontinental Operations from 2003 until he joined MasterCard, and Chief Information Officer from 1999 to 2003. Mr. Dunbar also serves on the Board of Directors of Lexmark International.

The Board believes that Mr. Dunbar’s innovative, consumer-focused approach to information technology at a variety of global companies brings a valuable advantage to the Board. The Board benefits from Mr. Dunbar’s expertise in leading companies focused on the development of information systems that are easy for consumers to understand and use effectively, which is critical to the Company’s extension of its position as a leader in health care information technology. Mr. Dunbar’s extensive experience in health care over three decades further contributes to the strategic composition of the Board.

David A. Jones, Jr. was initially elected to the Board in May 1993 and served as Chairman of the Board of the Company from April 2005 through August 2010, and Vice Chairman of the Board from September 1996 through April 2005. He is chairman of Chrysalis Ventures, LLC, headquartered in Louisville, Kentucky, and also serves on the Board of Directors of Connecture, Inc. (NASDAQ: CNXR), MyHealthDirect, Inc. and HCCA Holdings. Since January 2014, he has served as Chair of the Jefferson County Board of Education (Louisville, Kentucky), having been elected to the board in 2012.

As a successful venture capitalist, the Board believes that Mr. Jones brings strategic insight and leadership and a wealth of experience in health care to the Board, both in the Company’s core businesses as well as in emerging technologies and business models.

William J. McDonald was initially elected to the Board in October 2007. Mr. McDonald is the managing partner of Wild Irishman Advisory, LLC, a marketing consulting firm. Prior to that, he was Executive Vice President, Brand Management of Capital One Financial Corporation, having held that position from 1998 until his retirement in 2013.

The Board believes that Mr. McDonald’s service in various senior executive marketing positions contributes significant experience and expertise in brand development, marketing and related disciplines.

William E. Mitchell was initially elected to the Board in April 2009. Mr. Mitchell is the managing partner of Sequel Venture Partners, LLC. Prior to that, Mr. Mitchell served as the Chairman of the Board of Directors of Arrow Electronics, Inc. from May 2006 until December 31, 2009, and also served as President and Chief Executive Officer of Arrow Electronics, Inc. from February 2003 to May 1, 2009. Mr. Mitchell serves on the Board of Directors of Rogers Corporation and Spansion, Inc., and previously served on the Board of Directors of Brown-Forman Corporation. He also serves as Presiding Director of Veritiv, Inc..

The Board believes that Mr. Mitchell’s insights and experience running a complex global public company, as well as his significant experience in the governance of large publicly-traded corporations, will be valuable in helping to guide the Company in the years ahead.

David B. Nash, M.D. was initially elected to the Board effective January 1, 2010. He is the founding dean of the Jefferson College of Population Health, located on the campus of Thomas Jefferson University in Philadelphia, Pennsylvania, having taken that position in 2008. Previously, Dr. Nash was the Chairman of the Department of Health Policy of the Jefferson Medical College from 2003 until 2008. Dr. Nash also serves on the board of directors of Vestagen Specialty Textiles, and the medical advisory board of Medivo Inc., and previously served on the boards of Itrax Corporation and InforMedix.

The Board believes that Dr. Nash brings a unique and compelling set of attributes that enhance the Company’s ability to help people achieve lifelong well-being. As a widely recognized innovator in an emerging medical discipline that unites population health, health policy, and individual health, Dr. Nash is internationally recognized for his work in outcomes management, medical staff development and quality-of-care improvement.

James J. O’Brien was initially elected to the Board in April 2006. Until his retirement on December 31, 2014, Mr. O’Brien was the Chairman of the Board and Chief Executive Officer of Ashland Inc. Prior to being named to this position, Mr. O’Brien was President and Chief Operating Officer of Ashland Inc., and before that, Senior Vice President and Group Operating Officer. He also serves on the Board of Directors of Albemarle Corporation and Wesco International, Inc.

As a highly respected leader in the global business community with an extraordinary track record of success, the Board believes that Mr. O’Brien’s breadth of management experience adds valuable expertise and insight to the Board.

Marissa T. Peterson was initially elected to the Board in August 2008. Ms. Peterson is President and Chief Executive Officer of Mission Peak Executive Consulting, which provides client-focused executive coaching and management consulting services. Ms. Peterson was formerly Executive Vice President, Worldwide Operations, Services & Customer Advocacy for Sun Microsystems Inc. in Santa Clara, California, until her retirement in 2005 after 17 years with the company. Ms. Peterson currently serves as the Chairman of the Board of Oclaro, Inc., and a board member of Ansell Limited, and previously served on the board of directors of SUPERVALU INC., and Lucile Packard Children’s Hospital at Stanford, and the board of trustees of Kettering University. Ms. Peterson holds an honorary doctorate in management and bachelor’s degree in engineering from Kettering University where she graduated magna cum laude. She received her MBA from Harvard Business School with the distinction of being a GM Fellow.

The Board believes that Ms. Peterson’s operating and consumer-focused leadership, and experience developing and managing programs designed to help companies reduce the time, cost and risk of transforming their businesses by leveraging technology to architect, implement and maintain customers’ network computing infrastructures, bring valuable insights to the Board. Her commitment to a “customer first” ethic at Sun Microsystems Inc. established an industry leadership position for high quality and cost-effective product execution to a global customer base, a commitment that aligns with the Company’s focus on consumerism.

Vote Required and Recommendation of the Board of Directors

A director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. Shares not present at the Annual Meeting and shares voting “abstain” or broker “non-votes” have no effect on the election of directors. Under the Company’s Majority Vote Policy, following election to our Board of Directors, a director is required to submit his or her irrevocable resignation to our Board of Directors, conditioned upon (i) the director not achieving the requisite stockholder vote at any future meeting at which they face re-election, and (ii) acceptance of the resignation by the Board of Directors following that election. The Board of Directors has 90 days to determine whether or not to accept the director’s resignation and to report this information to our stockholders.

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR ALL NOMINEES.

DIRECTOR COMPENSATION

2015 Director Compensation Program

During 2015, our directors were compensated pursuant to the following schedule:

Annual Retainer (1)(	$105,000
Non-Employee Chairman of the Board Additional Annual Retainer	$185,000
Committee Chairman fee per year: 1. Audit Committee Chair 2. Organization & Compensation Committee Chair 3. All other Committee Chairs	$25,000 $18,000 $12,000
Executive Committee Member fee per year	$12,000
Common Stock per year (1st Business Day of January) (1)(2)	$155,000 in common stock (variable # of shares)
Charitable Contributions Annual Match	up to $25,000
Group Life and Accidental Death Insurance— (except Chairman)	$150,000 of coverage
Group Life and Accidental Death Insurance—Chairman	$400,000 of coverage
Business Travel Accident Insurance	$250,000 of coverage
Restricted Stock Units Granted Initial Date of Election (3)	Restricted Stock Unit grant equal to the dollar value of the then current annual stock grant for directors

(1)	As an employee director elected to the Board, Mr. Broussard will not receive the annual retainer or annual stock grant for service as a director. For all other directors, the annual common stock retainer is paid in the form of restricted stock units, vests at the end of the year of service related to the retainer, and will be pro-rated for any service of less than the full year in respect of which the award is granted.

(2)	Pursuant to our revised Directors Stock Retention Policy, each non-employee director must maintain a minimum equity ownership level of five times the annual cash retainer. For additional information, please refer to “Corporate Governance — Corporate Governance Policies — Director Stock Ownership Guidelines” in this proxy statement.

(3)	This initial award of restricted stock units is forfeited if the director serves less than one year on the Company’s Board of Directors.

2015 Compensation of Our Directors

The following table shows the compensation earned by our non-employee directors in 2015 in connection with their service on our Board of Directors:

Name (1) (a)	Fees Earned or Paid in Cash ($)(2) (b)	Stock Awards ($)(2)(3)(4) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(5) (f)	All Other Compensation ($)(6) (g)	Total ($) (h)
Frank A. D’Amelio	130,000	155,034	—	—	—	9,470	294,504
W. Roy Dunbar	117,000	155,034	—	—	—	11,156	283,190
Kurt J. Hilzinger	302,000	155,034	—	—	—	21,094	478,128
David A. Jones, Jr.	129,000	155,034	—	—	(20,189)	30,067	293,912
William J. McDonald	123,000	155,034	—	—	—	26,006	304,040
William E. Mitchell	105,000	155,034	—	—	—	30,474	290,508
David B. Nash, M.D.	105,000	155,034	—	—	—	26,205	286,239
James J. O’Brien	105,000	155,034	—	—	—	27,728	287,762
Marissa T. Peterson	105,000	155,034	—	—	—	17,659	277,693

(1)	During 2015, Mr. Broussard served as President and Chief Executive Officer of the Company, and therefore, as an employee director, did not earn compensation in connection with his service on our Board. Mr. Broussard’s compensation as our Chief Executive Officer is discussed under “Executive Compensation” in this proxy statement.

(2)	Under the Humana Inc. Deferred Compensation Plan for Non-Employee Directors, which we refer to as the Deferred Compensation Plan, non-employee directors may make an irrevocable election each year to defer compensation paid to them by the Company in the form of cash or stock for services rendered as Board members. For 2015, Messrs. D’Amelio, Hilzinger, McDonald, Mitchell and O’Brien and Dr. Nash each deferred their stock compensation. A director electing to defer cash can choose any of the investment options offered in the Deferred Compensation Plan using Charles Schwab’s Retirement Plan Services (other than the Humana Common Stock Fund) or can invest in stock units that have a value relative to that of our common stock. For 2015, Messrs. Hilzinger, Jones, and McDonald and Dr. Nash and Ms. Peterson each elected to defer a portion or all of their cash compensation under the Schwab program.

(3)	On January 2, 2015, when the fair market value of our common stock was $143.95, each director in office at that time, other than Mr. Broussard, was granted a stock award of 1,077 shares, representing the annual grant of approximately $155,000 in common stock. The amount shown in column (c) above is the grant-date fair market value times the number of shares awarded.

(4)	Vested restricted stock units with a payout deferral made by the director accrue quarterly dividends equivalent rights that are reinvested into the director’s account as additional restricted stock units and will be included in the final restricted stock unit payment when the shares are issued in accordance with the director’s payout election. This column does not include dividend equivalent units that have accrued through December 31, 2015.

(5)	A director who is not an employee must retire at the annual meeting following his or her seventy-third birthday. Non-employee directors elected subsequent to 1997 do not receive any retirement benefits. As he was first elected to the board in 1993, David A. Jones, Jr. is the only director that will have retirement benefits under this former retirement policy, including: (A) at the director’s election, either: (x) an annual retirement benefit for the life of the director in the amount of $38,000, the annual retainer fee in effect for 1997; or (y) in lieu thereof, an actuarially equivalent joint and survivor annuity payment; and (B) an annual matching charitable contribution benefit of $19,000 for the life of the director.

(6)

We pay for or reimburse our directors’ travel, lodging and other reasonable out-of-pocket expenses in connection with attendance at board, committee and stockholder meetings. From time to time, we may transport one or more directors and their spouses to and from such meetings or other Company business on company aircraft. Directors may elect to participate in the medical and dental benefit programs offered to all our employees at a rate comparable to the rate paid by employees. In 2015, Messrs. Dunbar, McDonald and Mitchell, and Ms. Peterson, elected to participate. Under the terms of our director compensation policy, each non-employee director who participates in medical and dental plans provided by Humana will, for two years following the date of completion of a change in control, be eligible to participate in medical and dental plans on substantially the same terms as immediately prior to the change in control, including the requirement to pay premiums at the same rates as our associates. We also reimburse the director for other reasonable expenses related to board service, such as director education, which amounts are not included in the table above. In addition, we paid certain local occupational taxes and life and accidental death insurance premiums per outside director, in each case as disclosed below, and provided a matching charitable gift program. The “All Other Compensation” amount above includes the following amounts earned in connection with service on our Board of Directors:

Director	Matching Charitable Gift	Occupational Tax	Life Insurance	Other	Total – All Other Compensation
Frank A. D’Amelio	$ 6,800	$ 1,896	$ 774	$ 0	$ 9,470
W. Roy Dunbar	$ 6,000	$ 4,742	$ 414	$ 0	$ 11,156
Kurt J. Hilzinger	$ 19,000	$ 30	$ 2,064	$ 0	$ 21,094
David A. Jones, Jr.	$ 25,000	$ 4,293	$ 774	$ 0	$ 30,067
William J. McDonald	$ 25,000	$ 232	$ 774	$ 0	$ 26,006
William E. Mitchell	$ 25,000	$ 1,766	$ 3,708	$ 0	$ 30,474
David B. Nash, M.D.	$ 25,000	$ 17	$ 1,188	$ 0	$ 26,205
James J. O’Brien	$ 25,000	$ 1,540	$ 1,188	$ 0	$ 27,728
Marissa T. Peterson	$ 14,200	$ 3,045	$ 414	$ 0	$ 17,659

STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC and the NYSE reports of ownership and reports of changes in ownership of our common stock and our other equity securities. These reports generally are due within two business days of the transaction. Executive officers, directors, and greater than ten percent stockholders are required to furnish us with copies of all the forms they file.

During the year ended December 31, 2015, based upon our knowledge of stock transfers, a review of copies of these reports and written representations by persons subject to Section 16(a) as furnished to us, all executive officers, directors, and greater than ten percent beneficial owners of our common stock complied with Section 16(a) filing requirements applicable to us. We have a program to oversee the compliance of our executive officers and directors in their reporting obligations.

Security Ownership of Certain Beneficial Owners of Company Common Stock

We know of no person or entity that may be deemed to own beneficially more than 5% of our outstanding common stock except for:

	Number of Shares	Percent of Class Outstanding(1)
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	9,613,824 shares	6.5%(2)
JP Morgan Chase & Co. 270 Park Avenue New York, New York 10017	8,787,619 shares	5.9%(3)
Capital World Investors 333 South Hope Street Los Angeles, California 90071	14,602,990 shares	9.8%(4)
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	8,460,931 shares	5.7%(5)
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	9,613,295 shares	6.5%(6)
Glenview Capital Management, LLC 767 Fifth Avenue, 44th Floor New York, New York 10153	7,486,029 shares	5.0%(7)

(1)	The percentage of ownership is based on 148,288,016 shares of our common stock outstanding as of December 31, 2015.

(2)	Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2015, BlackRock, Inc. reports that through various subsidiaries, it has sole power to vote 8,345,121 shares and has sole dispositive power over 9,613,824 shares.

(3)	Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2015, JP Morgan Chase & Co. reports that through various subsidiaries, it has sole power to vote 7,646,002 shares, shared power to vote 89,608 shares, sole dispositive power over 8,726,550 shares, and shared dispositive power over 60,905 shares.

(4)	Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2015, Capital World Investors reports that as a result of Capital Research and Management Company acting as investor adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, Capital World Investors is deemed to be the beneficial owner of 14,602,990 shares over which it has sole voting power and sole dispositive power.

(5)	Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2015, The Vanguard Group reports that through various subsidiaries, it has sole power to vote 281,036 shares, shared power to vote 14,500 shares, sole dispositive power over 8,167,515 shares, and shared dispositive power over 293,416 shares.

(6)	Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2015, T. Rowe Price Associates, Inc. reports that through various subsidiaries, it has sole power to vote 2,566,491 shares and sole dispositive power over 9,613,295 shares.

(7)	Based upon a Schedule 13G filed with the SEC on November 17, 2015, Glenview Capital Management, LLC reports that as a result of Glenview Capital Management, LLC acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940, each of Glenview Capital Management, LLC, and Lawrence M. Robbins, Chief Executive Officer of Glenview Capital Management, LLC, may be deemed to be the beneficial owner of 7,486,029 shares over which each has shares voting and dispositive power.

Security Ownership of Directors and Executive Officers

The following table shows stock ownership as of January 15, 2016, by (i) each of our directors, (ii) Bruce D. Broussard, our President and Chief Executive Officer, (iii) Brian A. Kane, our Senior Vice President and Chief Financial Officer, (iv) each of our three other highest compensated executive officers serving at December 31, 2015, (we collectively refer to these officers in this proxy statement as our Named Executive Officers, or NEOs), and (v) by all our directors and executive officers as a group, including those named above.

	Company Common Stock Beneficially Owned as of January 15, 2016 (1)(2)	Percent of Class as of December 31, 2015 (3)
Frank A. D’Amelio	20,634
W. Roy Dunbar	2,535
Kurt J. Hilzinger	19,448
David A. Jones, Jr.	129,650
William J. McDonald	2,276
William E. Mitchell	100
David B. Nash, M.D.	112
James J. O’Brien	1,000
Marissa T. Peterson	2,435
Bruce D. Broussard	213,433
Brian A. Kane	7,004
James E. Murray	158,359
Jody Bilney	26,973
Timothy S. Huval	61,961
All directors and executive officers as a group (21 in number, including those named above)	823,269	0.5%

(1)	Beneficial ownership of Shares, for purposes of this proxy statement, includes Shares as to which a person has or shares voting and/or investment power. Therefore, any restricted stock for which a person has voting power and all share equivalents in the Humana Retirement Savings Plan are included. These footnotes describe whenever an individual shares voting and/or investment power over the Shares beneficially owned by them.

The number of Shares listed:

(a)	Includes certain Share equivalents held for the benefit of the individuals in the Humana Retirement Savings Plan as of December 31, 2015, over which the employee participant has voting power and investment power. As of December 31, 2015, our Named Executive Officers held 1,338 such Share equivalents in the Humana Retirement Savings Plan, while all of our executive officers as a group (12 in number, including our Named Executive Officers) held 2,352 such Share equivalents.

(b)	Includes unvested restricted stock unit awards which are scheduled to vest within 60 days after January 15, 2016, as follows:

Bruce D. Broussard	70,703
Brian A. Kane	0
James E. Murray	28,281
Jody Bilney	0
Timothy S. Huval	19,090
All executive officers as a group (numbering 12, including our NEOs)	155,646

(c)	Includes Shares which may be acquired by these individuals through the exercise of options, which are exercisable currently or within 60 days after January 15, 2016 under either the 2003 Stock Incentive Plan or the 2011 Stock Incentive Plan. As of January 15, 2016, none of our non-employee directors held exercisable options, and exercisable options held by our executive officers were as follows:

Bruce D. Broussard	82,020
Brian A. Kane	7,004
James E. Murray	56,224
Jody Bilney	26,973
Timothy S. Huval	31,102
All executive officers as a group (numbering 12, including our NEOs)	301,647

(d)	Does not include stock awards to certain of our directors that have been deferred pursuant to our Deferred Compensation Plan for Non-Employee Directors. These deferred stock awards include the initial award of 7,500 restricted stock units to each of Messrs. McDonald, Mitchell and O’Brien, Dr. Nash and Ms. Peterson when first elected a director, which by its terms must be held until the recipient is no longer serving on our Board of Directors. As of January 15, 2016, the Shares deferred were as follows (includes accrued dividend equivalent units on deferred shares and deferred cash that was invested in the Humana Common Stock Fund):

Frank A. D’Amelio	23,092
W. Roy Dunbar	21,168
Kurt J. Hilzinger	22,985
David A. Jones, Jr.	5,117
William J. McDonald	30,966
William E. Mitchell	22,618
David B. Nash, M.D.	19,120
James J. O’Brien	28,416
Marissa T. Peterson	17,856

(e)	Does not include the January 4, 2016, annual stock retainer of 870 restricted stock units granted to each of our directors (other than Mr. Broussard) pursuant to our director compensation program, which restricted stock units will vest on December 31, 2016.

(2)	As of March 1, 2016, no shares of stock are pledged by any of our executive officers or directors. In 2015, our Board of Directors adopted a policy prohibiting directors and executive officers from engaging in certain monetization transactions, including holding Company securities in margin accounts or pledging Company securities as collateral.

(3)	Based on 148,288,016 shares of our common stock outstanding as of December 31, 2015. Unless indicated, ownership is less than 1% of the class.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis presents in detail our compensation policies and practices, describing each element of compensation and the decision-making process that supports it. It addresses how we compensate our Named Executive Officers, and how we uphold our compensation philosophy through a governance system that includes internal oversight as well as expert independent outside review. We believe that our compensation policies and practices achieve our compensation goals, and that the total mix of compensation provided to our Named Executive Officers is consistent with a philosophy of motivating and rewarding for actual achievements.

In this proxy statement, we refer to our “Named Executive Officers,” which includes (i) Bruce D. Broussard, our President and Chief Executive Officer, (ii) Brian A. Kane, our Chief Financial Officer, and (iii) each of our three other highest compensated executive officers serving at December 31, 2015.

CD&A Table of Contents

Executive Summary Humana’s Compensation Philosophy What We Changed for 2015 Humana’s 2015 Performance Humana’s Best Practice Compensation Program Investor Outreach and the Say-on-Pay Vote	32

Our Compensation Program Design of Our Compensation Program At a Glance – Our Compensation Elements	36

How We Determine Pay The Role of the Compensation Committee The Role of the Independent Compensation Consultant The Role of Management Use of a Peer Group Total Direct Compensation	40

Elements of Compensation Significant Pay At Risk Base Salary Annual Cash Incentives Long-Term Equity Awards	42

Other Compensation Considerations Severance/Change in Control Perquisites	49

Compensation Governance and Oversight Clawbacks Stock Ownership Guidelines Consideration of Advisory Votes Compensation Consultants	52

Organization & Compensation Committee Report	55

Executive Summary

Humana’s Compensation Philosophy

Our compensation program supports our philosophy that compensation should be market-based, competency-paced and contribution-driven. We design our programs to challenge participants as well as reward them for superior performance for our Company and our stockholders. We believe that our compensation program must:

●

Align executives’ interests with those of our stockholders by including a significant portion of executive pay that is “at risk” in the form of both annual incentive awards that are paid, if at all, based on Company performance, and, in the case of longer term incentive awards, tied closely to increases in the Company’s stock price or strategic metrics;

●	Provide appropriate rewards for financial and individual performance in support of our business strategy, while encouraging an appropriate evaluation of risks; and

●	Be competitive to attract, motivate and retain highly qualified executives.

What We Changed for 2015

The Organization & Compensation Committee of our Board of Directors, which we refer to as the Committee, regularly evaluates our compensation programs and policies to ensure alignment with the interests of our stockholders, good governance and prevailing market practices. To that end, in 2015, we made certain changes to our compensation program to more closely align with our compensation philosophy:

Changes to our Annual Cash Incentive Program (see page 44 for more information)

●    Incorporated a funding gate whereby no annual cash incentive would be earned if we do not achieve a pre-established minimum earnings per share performance threshold

●    Replaced the single metric of earnings per share with an additional consumer health metric, to further incentivize our executives to take appropriate actions to improve the health of our members, aligning with our bold goal of improving the health of the communities we serve 20 percent by 2020 by making it easy for people to achieve their best health

Changes to our Long-Term Equity Award Program (see page 47 for more information)

●    For all equity awards granted after July 2, 2015, replaced single-trigger accelerated vesting upon a change in control with double-trigger provisions whereby accelerated vesting will only occur if there is a qualifying termination of employment within two years of a change in control

●    Increased the percentage of 2015 long-term equity awards granted to our executive officers in the form of performance-based restricted stock units from 25% to 50%, to further incentivize achievement of our strategic and financial goals

Changes to our Change in Control Payments (see page 49 for more information)

●    Effective January 1, 2015, we reduced the potential payment owed to our Named Executive Officers in the event of termination following a change in control, thereby limiting the cash severance in all circumstances to a multiple of annual base salary and target incentive compensation (rather than maximum incentive compensation as previously provided)

Humana’s 2015 Performance

Humana is a leading health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. Our strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country. Our strategy puts the consumer at the center, enhancing the consumer experience as our capabilities, partnerships and tools are all woven together and informed by insights and technology. Enabled by our integrated care delivery strategy, our bold goal is to improve the health of the communities we serve 20 percent by 2020 by making it easy for people to achieve their best health.

As our associates work to help people achieve lifelong well-being, our values guide us in everything we do:

●

Inspire Health. We inspire health by making conscious choices every day and motivating others with our positive example. We care about each other and actively contribute to an environment of well-being.

●	Cultivate Uniqueness. We find ways to connect with each other and our consumers. Respecting one another, listening with an open mind, and seeking different perspectives result in richer solutions.

●	Rethink Routine. Innovation emerges from a culture that cultivates curiosity. We spark creativity by challenging ourselves to think differently.

●	Pioneer Simplicity. We make life easier and believe that less can be more. When we empower associates with responsibility, we are able to create an agile organization and an exceptional experience.

●

Thrive Together. We focus on shared success by breaking down silos, inviting collaboration and mentoring others. We believe in, and act with, positive intention to create an environment of trust and integrity.

Proposed Transaction with Aetna

On July 2, 2015, we entered into a definitive merger agreement with Aetna Inc. under which, at the closing, Aetna will acquire each of our outstanding common shares for $125 in cash and 0.8375 of an Aetna common share.

We believe that the proposed transaction:

●	combines complementary assets and capabilities to form a company with an enhanced ability that we could not achieve on a standalone basis

●	strengthens our ability to work with providers to create value-based payment and population health management capabilities that result in better care to consumers

●

enhances our care management capabilities by taking the best-of-breed clinical engagement solutions from both companies, including robust offerings of patient-centered clinical services, clinical analytics, value-based reimbursement models, data integration and analytics solutions

●	allows us to apply our home-based care, clinical support and pharmacy benefit management tools across a broader membership base

●	will offer members more consumer-focused capabilities and integrated clinical programs.

We believe that the proposed transaction also provides significant value for our stockholders, with an implied value of $230.11 per share, as of the July 2, 2015 date of the merger agreement, representing a premium of approximately 23% over the closing price per share of our common stock on that date, and a premium of 34% over the volume-weighted average closing price per share of our common stock over the 30 days ended May 28, 2015. The transaction is subject to customary closing conditions, including the expiration of the Hart-Scott-Rodino anti-trust waiting period and approvals of certain state Departments of Insurance and other regulators. We currently expect the transaction to close in the second half of 2016.

2015 Financial Performance

Although the Company faced challenges across a number of fronts in 2015, the strength of our clinical model together with strong administrative cost discipline helped us not only manage these challenges in 2015, but together with targeted pricing and other operational actions for 2016, helped position us for meaningful margin improvement in our core Medicare Advantage business as well as attractive growth in both revenues and EPS in 2017 and beyond.

Our 2015 adjusted earnings per share of $7.751 (excluding a premium deficiency reserve established in connection with certain of our 2016 individual commercial policies, costs associated with the pending transaction with Aetna, and the gain related to the sale of our subsidiary, Concentra Inc., in June 2015) was in line with management’s most recent expectations for 2015, primarily reflecting our commitment to our integrated care delivery model that offers our members affordable high quality health care combined with a positive consumer experience. We believe that this commitment, combined with the operational corrections we made in 2015, provides us a solid trajectory to achieve our target margins for each of our businesses over time, as we continue to balance our business segment margins with the growth in our Healthcare Services businesses to engage our members and drive quality outcomes. While this result is in-line with our previous earnings guidance, in the opinion of our management and our Organization & Compensation Committee, the organization as a whole did not meet expectations in terms of financial performance and customer outcomes. Therefore, consistent with our compensation philosophy, the Committee determined not to pay our Named Executive Officers any compensation under our 2015 annual incentive plan.

Historically, we have delivered significant stock price appreciation, while also returning capital to our stockholders in the form of dividends and share repurchases:

Total Stockholder Return*

* Cumulative stock price appreciation plus dividends, with dividends reinvested quarterly, through December 31, 2015.

The following graph compares our total return to stockholders with the returns of the Standard & Poor’s Composite 500 Index, which we refer to as the S&P 500, and the Dow Jones US Select Health Care Providers Index, which we refer to as the Peer Group, for the five years ended December 31, 2015. The graph assumes an investment of $100 in each of our common stock, the S&P 500 and the Peer Group on December 31, 2010, and that dividends were reinvested when paid.

Total Stockholder Return

	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15
Humana	100	162	128	195	274	343
S&P 500	100	102	118	157	178	181
Peer Group	100	110	129	177	226	239

The stock price performance included in this graph is not necessarily indicative of future stock price performance. Numerous factors impacted our stock price in 2015, in particular the pending transaction with Aetna Inc.

Investor Outreach and the Say-on-Pay Vote

We conduct an annual advisory vote on executive compensation, commonly referred to as “Say On Pay.” While the votes are not binding, the Committee believes that an annual “Say On Pay” advisory vote offers stockholders the opportunity to express their views regarding the Company’s compensation program and the Committee’s decisions on executive compensation.

In addition, we regularly engage in discussions with our stockholders regarding compensation matters, and believe that this stockholder outreach process continues to strengthen our understanding of our stockholders’ concerns and the issues on which they are focused. Our Board believes that accountability to stockholders is a mark of good governance and critical to our success. As measured by the results of our annual say-on-pay votes and feedback received during engagements, stockholders have generally expressed strong support for our executive compensation practices. Even so, based on feedback from stockholders received during our engagements, we have identified additional opportunities to change our pay practices or strengthen our disclosure and further reinforce our pay-for-performance framework. We believe the additional disclosure will further clarify the link between management’s and stockholders’ interests.

WHAT WE HEARD	WHAT WE DID
Cash severance of a multiple of base salary plus maximum bonus opportunity upon change in control may be viewed as out of line with market practices	Amended all change in control agreements to provide for a multiple of base salary plus target bonus opportunity

Stockholders may find single-trigger vesting of equity awards to be concerning, as it may result in an economic windfall to the executive without an accompanying termination of employment	All equity awards granted after July 2, 2015, will have double trigger acceleration provisions

Stockholders want more clarity in the disclosure surrounding performance-based long-term incentives	Included in this proxy statement is disclosure of specific performance metrics for performance-based long-term incentive awards for which the performance period has concluded

A cash incentive plan that relies on the performance of a single earnings figure may not successfully ensure that executives are incentivized to drive overall Company performance	Added consumer health metrics to our annual cash incentive plan to incentivize our executives to improve our members’ health, which aligns with our enterprise goal

Investors would benefit from additional disclosures regarding total stockholder return and total realized compensation	Added graphics covering these areas to this proxy statement

At our 2015 Annual Meeting of Stockholders, our executive compensation program was approved, on an advisory basis, by approximately 94% of the votes cast. Our Committee and the other members of our Board believe that this level of approval of our executive compensation program is indicative of our stockholders’ strong support of our compensation philosophy and goals and the decisions made by our Committee in 2014 and early 2015.

Our Compensation Program

Design of Our Compensation Program

Our Named Executive Officer compensation includes direct compensation that is:

●

Market-based — Competitive with our peer group and general industry standards, with total compensation targeted on average at market medians, but typically ranging from the 25th to 75th percentiles, depending on the level of competency, past and expected future contribution, and the competitive market for new talent;

●	Competency-paced — Flexible enough to match the progress of fast-rising performers but resistant to salary advancement if competency levels remain static; and

●

Contribution-driven — Reward those who make a difference, creating meaningful compensation distinctions among different levels of performance and achievement, while avoiding annual compensation actions that foster an “entitlement mentality.”

At a Glance – Our Compensation Elements

Element	Characteristics

Base Salary	• Fixed component based on scope of responsibility, experience and performance

Annual Cash Incentive	• Performance-based variable cash incentives based on achievement of Company results and alignment with our stockholders

Long-Term Incentives	• Equity-based awards to provide appropriate balance between incentivizing and retaining management and creating stockholder value over the longer-term

Other Benefits

•    Cost effective benefit programs that promote security and well-being, including health and welfare benefits and services that assist in the maintenance of an appropriate work/life balance

•    Limited perquisites designed to support a competitive compensation package and business needs

Retirement Benefits	• Named Executive Officers participate in tax-qualified and non-qualified defined contribution retirement savings plans

At a Glance – Humana’s Best Practice Compensation Program

Highlighted below are some of the key elements of our compensation program that the Committee believes evidence strong corporate governance and prudent compensation decisions. We also identify certain pay practices that we do not follow because we believe they do not serve our stockholders’ long-term interests.

WHAT WE DO		WHAT WE DON’T DO

✓	Double-trigger change in control agreements for our Named Executive Officers that provide for cash severance only upon termination following a change in control	×	Effective for grants of equity awards after July 2, 2015, no single trigger vesting of equity or cash severance payments upon a change in control
✓	Double-trigger change in control provisions in our equity awards granted after July 2, 2015, that provide for acceleration only upon termination following a change in control

✓	A significant percentage of our Named Executive Officer pay is at risk	×	Compensation programs do not encourage unreasonable risk taking, confirmed by annual compensation risk assessment

✓	Clawbacks that allow us to recoup cash-based compensation earned by an executive officer in the event of a material restatement of our financials resulting from the misconduct or fraud on the part of that officer	×	Our policies prohibit all hedging transactions designed to offset any decrease in the market value of our securities, and directors and executive officers are prohibited from holding Humana securities in margin accounts or pledging Humana securities as collateral

✓	Robust stock ownership guidelines that link a significant amount of executive officer net worth to our strategic and financial success	×	No tax gross-ups for our Named Executive Officers, and no excessive perquisites, as all have a specific business rationale

✓	Use of tally sheets to effectively analyze the compensation each executive officer has accumulated to date and to fully understand the amount the executive officer could accumulate in the future	×	Other than our CEO, our executive officers do not have employment agreements

✓	Regular engagement with our stockholders to strengthen our understanding of stockholder concerns	×	No stock option repricing, reloads or exchanges without stockholder approval

At a Glance – Significant Pay At Risk

The key elements of direct executive compensation — salary, cash incentives, and equity awards — are designed to place a substantial portion of executive pay at risk. While salaries are intended to be assured, the other two elements only have value if certain key performance results are achieved. Cash incentives are paid only upon the achievement of defined financial objectives. Grants of stock options only have value to executives if the value of the Company increases through common stock price appreciation and any applicable vesting conditions are satisfied, providing a retention benefit. Time-based restricted stock units generally provide value regardless of whether our stock price increases from the date of grant, providing a retention and inducement benefit, and performance-based restricted stock units are only earned based upon our achievement of certain pre-established performance goals and generally requires continued employment for vesting, providing a retention and performance benefit.

We believe that having a larger measure of key pay elements at risk motivates and challenges our executives to achieve positive returns for our stockholders, reflecting our philosophy that, in addition to being market-based, the total compensation of our Named Executive Officers should be competency-paced and contribution-driven. The chart and table below illustrate the relative mix of pay at risk in 2015 for our Named Executive Officers, comprised of base salary, the potential value of the target annual cash incentive earned in 2015 and paid in 2016, and the aggregate grant date fair value of the stock options (based on a Black-Scholes valuation at the time of grant) and performance-based unit awards granted in 2015. See the tables entitled “Summary Compensation Table” and “Grants of Plan-Based Awards” that follow this report for greater detail.

2015 Compensation Mix

CEO Compensation Mix	Other NEO Compensation Mix

2015 Compensation At Risk

		COMPENSATION AT RISK
Named Executive Officer	Base Salary(1)	Target Annual Incentive	Long-Term Incentive(1)
Bruce D. Broussard	$1,200,000	$1,800,000	$8,750,000
Brian A. Kane	$618,000	$618,000	$1,550,000
James E. Murray	$811,500	$811,500	$2,400,000
Jody Bilney	$557,000	$557,000	$1,550,000
Timothy S. Huval	$557,000	$557,000	$1,550,000
CEO	10.2%	15.3%	74.5%
All Other NEOs (in the aggregate):	21.0%	21.0%	58.1%

(1)	Long-term incentive compensation includes aggregate grant date fair value of stock option awards and target value of performance-based equity awards granted in 2015. Base salary includes annualized 2015 salary in 2015.

How We Determine Pay

The Role of the Committee

The Committee acts on behalf of the Board of Directors to establish the compensation of our executive officers and provides oversight of our compensation philosophy. The Committee reviews and approves our goals and objectives relevant to the compensation of our CEO, evaluates the CEO’s performance in light of those goals and objectives, and, either as a Committee or together with the other independent directors, determines and approves the CEO’s compensation level based on this evaluation. The Committee also makes recommendations to the Board with respect to the CEO’s and other executive officers’ base compensation, incentive-compensation plans and equity-based plans and approves programs for our executive officers. In addition, the Committee administers the Humana Inc. Executive Management Incentive Compensation Plan, or MIP, annually selecting those executive officers and other key executives eligible to participate in the MIP and establishing specific performance targets based on predetermined business goals. The Committee has sole discretion to determine the form, amount and terms of each award, which need not be uniform among the persons eligible to receive awards. The Committee independently makes all compensation decisions with respect to our executive officers based upon enterprise-wide and individual performance, as well as the appropriate levels of compensation necessary to attract and retain exceptional talent.

The Role of the Independent Compensation Consultant

The Committee retains an independent compensation consultant, Willis Towers Watson, or Towers Watson, to ensure that the Committee has objective information needed to make informed decisions in the best interests of stockholders based on compensation trends and practices in public companies, and to provide assistance to the Committee in evaluating our executive compensation policy and programs. The Committee’s independent compensation consultant provides guidance to the Committee when determining the compensation of the Chief Executive Officer and the other Named Executive Officers. Representatives of Towers Watson attended all meetings of the Committee in 2015.

The Role of Management

To determine compensation for our Named Executive Officers, other than our Chief Executive Officer, or CEO, the Committee solicits input from the CEO regarding the duties and responsibilities of our Named Executive Officers and the results of his evaluations of their performance. The CEO, with guidance from the Company’s Human Resources Department, discusses with the Committee the CEO’s recommendations for the compensation of his direct reports and the rationale for those recommendations.

Each year, our CEO considers an analysis of internal pay equity, taking into account each Named Executive Officer’s individual contributions, performance, potential, skills, judgment, leadership ability and competencies, and makes a recommendation to the Committee regarding relativity of compensation. The Committee does not have established target ratios or a formula for calculating the relative compensation of the CEO as compared to each Named Executive Officer, or for each Named Executive Officer as compared to any other. However, the Committee does review historical pay ratios to ensure that the compensation of one Named Executive Officer has not unintentionally risen in a disproportionate manner relative to the others. Following a discussion among the Committee, the CEO and our independent compensation consultant, the Committee considers this informal analysis of internal pay equity in making executive compensation decisions. For 2015, the Committee concluded that the relative levels of compensation among the Named Executive Officers were appropriate.

Use of a Peer Group

In making compensation decisions for our Named Executive Officers, we use comparisons from competitors within our peer group, based on revenue size and market capitalization, which includes our closest industry competitors, to ensure that our compensation program is market-competitive. Using different screening criteria (e.g., line of business, industry, market cap, etc.) yields multiple perspectives that enrich our understanding of competitive executive pay practices. Each comparable company is reviewed every year to ensure continued appropriateness of our peer group.

We believe our peer group is comprised of companies with whom we compete for talent and whose revenues, market capitalization, and business focus are similar to ours. For 2015 compensation decisions, with advice from the Committee’s independent compensation consultant, the Committee re-affirmed our current peer group of public companies to serve as our peer group, with no changes from 2014, as follows:

Aetna Inc.	CIGNA Corporation	McKesson Corporation

AFLAC Inc.	DaVita Healthcare Partners Inc.	Progressive Corp.

The Allstate Corp.	Eli Lilly and Company	Prudential Financial, Inc.

Amerisource Bergen	Express Scripts Holding Co.	The Travelers Companies, Inc.

Anthem, Inc.	Hartford Financial Services Group	UnitedHealth Group, Inc.

Cardinal Health, Inc.	Health Net, Inc.	Unum Group

We use this competitive market data and the overall performance of the Company as the starting points for our analysis, conducted with the assistance of the Committee’s independent compensation consultant. In addition, the Committee takes into consideration an executive’s overall performance, his or her potential, the presence of any unique or hard-to-replace skills, as well as the executive’s judgment, leadership ability and competencies. The performance of the executive’s business function and his or her ability to build effective teams and develop talent are also important factors.

Total Direct Compensation

We take a holistic approach to compensation using a mix of all elements to achieve levels of direct compensation that are appropriate in the context of the Company’s compensation philosophy and performance. The Committee considers total direct compensation, benchmarked against our peer group in its analysis of the compensation of our Named Executive Officers.

The Company prepares tally sheets for all of its executive officers as a reference point for the Committee when making pay decisions. Along with market data, the Committee determines whether executive compensation decisions are appropriate based on the information contained in the tally sheets, which summarize current actual and target compensation, equity holdings (stock options, restricted stock, restricted stock units and performance-based restricted stock awards), retirement and deferred compensation values, and potential payouts upon termination of employment. This is done in part to effectively analyze the compensation each executive officer has accumulated to date and to fully understand the amount the executive officer could accumulate in the future.

The following summarizes the results of the Committee’s external benchmarking with respect to total direct compensation (comprised of base salary, cash incentive plan and equity long-term incentive compensation) and actions taken during 2015 which appropriately position compensation of our Named Executive Officers to respective market median target levels:

2015 Total Direct Compensation

Elements of Compensation

The discussion below provides information about the various considerations of our 2015 compensation program for our Named Executive Officers, including base salary, annual cash incentives, equity awards, retirement plans, severance, and perquisites.

Base Salary

Base salary levels are established to ensure the attraction, development and retention of superior talent while also taking into account an individual executive’s performance. For our Named Executive Officers, base salaries were established, in conjunction with other components of total compensation, with consideration of the market median.

Base salary for our Named Executive Officers is determined by an assessment of:

●	overall Company performance;

●	individual Named Executive Officer performance;

●	internal pay equity;

●	the need to attract, motivate and retain qualified executives in a highly-competitive market;

●	changes in individual Named Executive Officer responsibilities; and

●	relevant external benchmarking.

As in prior years, the Committee reviewed base salary information developed by our human resources associates and the Committee’s independent compensation consultant to establish market data. We consider the market median when establishing individual salaries, which typically range from the 25th to the 75th percentile, although we also recognize the need to attract, motivate and retain qualified executives in a highly-competitive market. Based on this information, the Committee adjusted the base salaries of the Named Executive Officers in 2015, including an adjustment to the base salary of Mr. Broussard, which the Committee had determined was below peer company levels. The salary levels of the Named Executive Officers for 2015 are shown below:

2014-2015 Base Salary Comparison

Named Executive Officer	2014 Base Salary(1)	2015 Base Salary(1)	% Increase	2015 Market Median(2)
Bruce D. Broussard	$1,120,000	$1,200,000	7.1%	$1,215,000
Brian A. Kane	$ 600,000	$ 618,000	3.0%	$ 750,000
James E. Murray	$ 787,950	$ 811,500	3.0%	$ 850,000
Jody Bilney	$ 540,750	$ 557,000	3.0%	$ 612,000
Timothy S. Huval	$ 540,750	$ 557,000	3.0%	$ 612,000

(1)	For each Named Executive Officer, the amounts disclosed represent the annualized base salary for 2014 and 2015.

(2)	Based on relevant external benchmarking of Named Executive Officers by our independent compensation consultant and the proxy statements of the peer group companies.

Annual Cash Incentives

2015 Incentive Plan Results

Our adjusted EPS for 2015 was $7.751 (excluding a premium deficiency reserve established in connection with certain of our 2016 individual commercial policies, costs associated with the pending transaction with Aetna, and the gain related to the sale of our subsidiary, Concentra Inc., in June 2015). While this result is in-line with our previous earnings guidance, and represented performance above the funding gate established by our Committee for the 2015 MIP, in the opinion of our management and the Committee, the organization as a whole did not meet expectations in terms of financial performance and customer outcomes. Therefore, consistent with our compensation philosophy, the Committee determined not to pay our Named Executive Officers any compensation under the 2015 MIP.

See the “Grants of Plan-Based Awards” table in this proxy statement for the potential range of payments that could have been paid to our Named Executive Officers under the MIP.

Incentive Plan Objectives

Our annual incentive compensation plans ensure a portion of each Named Executive Officer’s compensation is “at risk” by linking such portion of compensation to certain key performance objectives and rewarding them, when appropriate, for their efforts in optimizing our profitability and growth consistent with sound and ethical business practices and appropriate risk-taking.

Description of the Plan for Named Executive Officers

Our Committee established the percentages of 2015 base earnings paid at each of the threshold, target and maximum levels through a process of external benchmarking of total compensation against our external peer group. These percentages reflect our philosophy of targeting total compensation at the median, while recognizing that a significant percentage of total compensation should be performance-based. For our CEO, the 2015 target bonus opportunity, as a percentage of base salary, was consistent with our peer group median of 150%, and the maximum bonus opportunity of 225% was below our peer group median of 300%. For our other Named Executive Officers, the 2015 target bonus opportunity was consistent with our peer group median of 100%, and the maximum bonus opportunity of 150% was below our peer group median of 200%.

The Committee may determine at the time the performance targets are established that certain adjustments will be made in evaluating whether the performance targets have been met (e.g., disposition or acquisition of a business, gains or losses resulting from material litigation, debt refinancing costs, or the effect of changes in accounting principles during the performance period). During 2015, each of our Named Executive Officers participated in the MIP.

2015 Management Incentive Plan Changes

For 2015, our Committee made certain changes to the MIP to align all leaders to our shared enterprise vision:

●

Rather than a performance target based on the attainment of a single pre-established earnings per share, or EPS, objective, our Committee set 2015 MIP targets based 80% upon EPS and 20% upon certain pre-established consumer health metrics, to incentivize our executives to take actions to improve the health of our members.

●

EPS provides enterprise focus on driving profitability and reinforces the importance of operational and strategic priorities. Consumer health metrics measure the participation of our members in programs and services that improve their health outcomes and lead to lower costs.

●

Instead of a multitude of MIP performance metrics individualized for specific associate goals, our 2015 MIP design for all executive officers was aligned to the same 80% EPS and 20% consumer metrics performance targets, to simplify our incentive plans and align the entire Company to our strategic and performance goals.

●	Our Committee included a funding gate whereby no cash incentive would be earned if we do not achieve a minimum EPS performance threshold.

EPS Performance Metric

For 2015, our Committee pre-established threshold, target and maximum EPS achievement payout levels to determine the final value of the award for our Named Executive Officers.

The Committee selected EPS as 80% of the overall performance target because it believed that, when considering compensation for 2015, those individuals with the greatest responsibility for the strategy, implementation and success of the organization should have a substantial portion of their compensation linked to the achievement of a financial goal. The Committee felt that attainment of an EPS goal would be a meaningful reflection of the success of our financial objectives and business plan, since EPS is a comprehensive measure of income, focuses management on profitable growth and expense control, and is viewed as a strong indicator of sustained performance over the long term. The Committee therefore pre-established EPS metrics to provide a direct link between executive compensation and a key performance measure of the Company.

Consumer Health Participation Performance Metric

The consumer health participation performance metric, or CHP, focuses on increasing the levels of participation by our members in various programs and services proven to improve health outcomes and lower the cost of care. The Committee selected five leading indicators of health outcomes to measure CHP performance for 2015. These were selected on the basis of being applicable to the medical lines of our business and the Company’s overall business outcomes. Furthermore, they are closely aligned to the Company’s strategic vision of improving the health of the communities we serve 20% by 2020 and by making it easier for people to achieve their best health. For 2015, the Committee believed it to be culturally important to pay for performance associated with improving health outcomes for our members.

The Committee applied these principles and determined that the following CHP components would be evaluated, averaging the performance results of each component into a single overall score:

CHP Component	Description	Weighting

Health Risk Assessment Completion (HRA)	The HRA assessment allows us to identify the new members who have the highest risk and need for our clinical programs	22.5%

Humana At Home Chronic Care Program (HCCP) Engagement	HCCP care managers help individual members better manage their chronic conditions and achieve better health outcomes	22.5%

In-home Assessment Acceptance	The in-home health and wellbeing assessment is designed to fully document a member’s health status and engage the member in our clinical programs	22.5%

Humana Pharmacy Usage	We believe that the use of Humana Pharmacy, our mail order pharmacy service, by our members leads to higher medication adherence	22.5%

Humana Vitality Participation	Maintaining health and wellness is critical for our group members, and the Vitality program connects them to online health programs and services designed to improve and maintain their health	10%

In each case, the threshold performance level for each CHP component was set at or above our 2014 results for that component, and the target and maximum levels were set to appropriately reflect an increase over our historical performance, taking into account our projected new member growth. The performance levels were challenging goals, designed to reward our associates only for exemplary performance in taking actions to improve the health of our members.

Long-Term Equity Awards

Our Committee believes that equity-based compensation provides a vital link between the long-term results achieved for our stockholders and the financial rewards provided to our Named Executive Officers. For 2015, our Committee changed the mix of long-term equity awards used to compensate our Named Executive Officers, replacing time-based restricted stock units with additional performance-based restricted stock units to result in an equal split of stock options and performance-based restricted stock unit awards (based on grant date value as described below). We believe that for 2015, this mix provided an appropriate balance between attraction, retention and motivation of executives and the creation of stockholder value.

●

Stock Options. The value recognized under our stock option grants reflects absolute stock price appreciation over time. We use stock options to motivate and challenge our Named Executive Officers to achieve positive returns for our stockholders by placing key elements of executive compensation at risk, with a secondary benefit of retention derived from vesting conditions imposed on the stock options and a non-compete covenant embedded in our stock option agreements. Generally, stock options vest ratably over three years from the date of grant, subject to continued employment with the Company through the vesting date.

●

Performance-Based Restricted Stock Units. Performance-based equity awards in the form of restricted stock units, with vesting at the end of three years contingent upon our achievement of specified financial and business growth targets over the vesting period and continued employment with the Company through the end of the vesting period, further align the economic incentives of our Named Executive Officers to those of our stockholders. In this proxy statement, we generally refer to our performance-based equity awards by their applicable three-year performance period (for example, awards granted in 2013 are referred to as our “2013-2015 performance-based awards”).

●

Time-Based Restricted Stock Units. Restricted stock units provide potential added appreciation opportunity as our stock price increases. We may also use restricted stock unit grants to attract, retain, motivate and challenge our executives. This is accomplished through time-based vesting conditions imposed on the restricted stock units and a non-compete covenant embedded in our restricted stock unit agreements. A secondary benefit is derived from the potential added appreciation opportunity as our stock price increases. Generally, awards of restricted stock units vest fully three years from the date of grant, subject to continued employment with the Company through the vesting date. The Committee did not award restricted stock units to the Named Executive Officers in 2015.

In addition, for all equity awards granted after July 2, 2015, our Committee determined to include double-trigger change in control provisions that provide for accelerated vesting only upon a qualifying termination following a change in control, as opposed to single trigger change in control vesting provisions that provide for vesting upon a change in control regardless of whether employment terminates. Further, all equity awards granted after July 2, 2015, have ratable vesting of long-term equity awards rather than three-year cliff vesting.

A Closer Look at How We Determine Equity Compensation

The Committee, with the assistance of our independent compensation consultant, determines the aggregate amounts and terms of equity compensation awards for each Named Executive Officer following a review of stock programs and competitive practices at peer companies, as well as the outstanding equity information for each executive officer using tally sheets to examine the value of prior compensation decisions.

The grant value of each award reflects the executive’s level of responsibility and past and expected future contributions to the Company’s performance. In making equity awards, the Committee generally reviews and approves the dollar value of an award to be granted to each Named Executive Officer, based on the internal and external benchmarking of total compensation discussed above. The number of shares subject to the award is then determined using the fair market value of the award on the grant date, which, in the case of stock options, is determined using a Black-Scholes methodology.

The companies in our peer group utilize a mix of stock options, restricted stock units, performance shares/units, and cash incentive plans for long-term incentive compensation. The following summarizes the results of the Committee’s external benchmarking with respect to long-term incentive compensation:

2015 Long Term Incentive Compensation

Named Executive Officer	Target Long-Term Incentive Compensation	Peer Group Median Long-Term Incentive Compensation
Bruce D. Broussard	$8,750,000	$8,287,000
Brian A. Kane	$1,550,000	$2,580,000
James E. Murray	$2,400,000	$3,044,000
Jody Bilney	$1,550,000	$1,788,000
Timothy S. Huval	$1,550,000	$1,788,000

A Closer Look at our 2015 Equity Awards Mix

For 2015, our Committee determined to award equity to our Named Executive Officers as 50% stock options and 50% performance-based restricted stock units with performance criteria based upon three-year cumulative goals for (a) strategic membership growth, and (b) return on invested capital (ROIC). This combination provided a balance of awards which our Committee believes appropriately serves both performance incentive and executive retention objectives.

We believe that a 50/50 combination of stock options and performance shares:

●	Appropriately aligns the economic interests of our stockholders and Named Executive Officers

●	Reflects our emphasis on tying the total direct compensation of our Named Executive Officers to the performance of our common stock; and

●	Rewards our Named Executive Officers based on a balance between key business drivers (performance shares) and absolute pay-for-performance measures (stock options).

A Closer Look at our 2015-17 Performance Share Metrics

The Committee based the goals for our 2015-2017 performance-based restricted stock units on strategic membership growth and return on invested capital, or ROIC, because it believed that, at that time, these metrics, viewed collectively, represented the most comprehensive factors for driving sustainable growth and returns in the Company’s business:

●

Strategic membership growth, while not immediately resulting in higher earnings for our Retail segment because it takes time for our chronic care management and other clinical programs to reach their potential value for newer members, reflects a long-term revenue and growth trajectory for the Company. Increased membership also results in an immediate opportunity for our Healthcare Services segment, including our pharmacy benefits management, home care, and behavioral health businesses, to expand their services to a broader membership base, which creates a greater overall enterprise value.

●

ROIC is a strong indicator of how effectively management has used our capital to produce net income for a given year, measuring our ability to drive growth and profitability in a capital efficient manner. For 2015, we changed one performance metric from ROIC less weighted average cost of capital, or WACC, to only ROIC to simplify the plan and eliminate volatility in the calculation of WACC.

Due in part to the many challenges facing our industry, the Committee believes that the strategic membership growth and ROIC goals embedded in our 2015-17 performance-based restricted stock unit awards are challenging and will require superior performance to achieve either at target or maximum payout levels:

Metric	Threshold Level	Target Level	Maximum Level
Strategic Membership Growth	Set to approximate the historical growth rate for the Medicare Advantage industry	Set to approximate Humana’s historical growth rate	Set substantially above Humana’s historical growth rate
ROIC	Set to correspond with EPS growth above both long-term broad market returns and Humana’s adjusted cost of equity	Set to correspond with EPS growth rates in the upper half of the range of growth rates set by our competitors	Set to correspond with market-leading shareholder returns and well in excess of our peer targets

A Closer Look at the Performance of our 2013-2015 Performance-Based Restricted Stock Unit Awards

In February 2013, we granted performance-based equity awards to our then-serving named executive officers, with performance criteria for these awards based upon three-year cumulative goals for (a) strategic membership growth and (b) ROIC less WACC, further linking executive compensation to the Company’s performance. The following discloses the three-year cumulative goals included in the 2013-2015 performance-based awards, with incremental payout between steps:

Metric	Threshold Level	Target Level	Maximum Level
Strategic Membership Growth	420,000	525,000	656,000
ROIC-WACC	>0.0%	1.0%	>2.0%

The Committee based the performance goals on strategic membership group and ROIC-WACC because it believed that the combined use of these metrics were the most comprehensive factors for driving sustainable growth and returns in our business. Achievement of the goals would be challenging and would require superior performance at either the target or maximum payout levels, considering the historical membership growth rates of both Humana and the Medicare Advantage industry as a whole, our 2013-2015 strategic plan and the implications of various ROIC-WACC results on the implementation of that plan, and the degree to which the operating success of the Company would be reflected in achievement of each performance criteria.

In February 2016, the 2013-2015 performance-based equity awards vested at 156% of their target award level. We believe that we were able to achieve this superior performance because, over the performance period, Medicare beneficiaries continued to benefit from our clinical programs, enabling us to generally offer reasonably stable levels of member premiums and benefits, leading to substantial growth of our medical membership and improvement in our financial metrics. In addition, we rededicated ourselves to focusing on return on invested capital (ROIC) across all our lines of business, enhancing our alignment with the interests of our stockholders.

Other Compensation Considerations

Severance/Change in Control

In connection with the pending transaction with Aetna, on August 28, 2015, we and Aetna filed a definitive joint proxy statement containing certain disclosures, including disclosure of the interests of our directors and executive officers in the pending transaction. For a discussion of the payments that would be owed to our executive officers, including our Named Executive Officers, upon consummation of the proposed merger, please refer to the section entitled, “Interests of Humana’s Directors and Executive Officers in the Merger,” beginning on page 188 of the joint proxy statement, available at: www.sec.gov.

Mr. Broussard

In July 2015, we entered into an amendment to our existing amended and restated employment agreement with Mr. Broussard, our President and CEO, which we refer to in this proxy statement as the Amendment and the Broussard Agreement, respectively. The Amendment was effected to reflect the fact that, prior to being amended, the Broussard Agreement did not reflect the agreement of the parties as to what would happen with respect to Mr. Broussard’s outstanding equity awards upon a termination of employment in connection with a change in control. The changes made to the Broussard Agreement in the Amendment are summarized as follows:

Effect of the Amendment on Change In Control Benefits under the Broussard Agreement

Form of Compensation	Treatment Upon Termination Prior to the Amendment	Treatment Upon Termination After the Amendment

Outstanding Equity Awards

Grants on or prior to December 31, 2013:

•    Immediate vesting of stock options

•    Immediate vesting of time-based restricted stock units

•    Pro rata vesting of performance-based restricted stock units at actual performance level

Grants after December 31, 2013:

•    Forfeit unvested stock options on termination of employment

•    Immediate pro rata vesting of time-based restricted stock units

•    Pro rata vesting of performance-based restricted stock units at actual performance level

•    Immediate vesting of stock options

•    Immediate vesting of time-based restricted stock units

•    Full vesting of performance-based restricted stock units at target (or actual performance for any performance period that ends prior to the change in control)

Annual Cash Incentive	Pro-rated annual incentive award based on actual performance	Pro-rated annual incentive award based on target (or actual performance if the applicable performance year ends prior to the change in control)

The Broussard Agreement, as amended, governs any severance or change in control payments for Mr. Broussard. There are no excise tax gross-up provisions in the Broussard Agreement. For a description of the severance benefits to which Mr. Broussard would be entitled upon a termination of employment, see the section entitled “Potential Payments Upon Termination or Change in Control of the Company” in this proxy statement.

Other Named Executive Officers

The Company maintains a severance policy, which we refer to as the Severance Policy, for all of our Named Executive Officers, except for Mr. Broussard (whose severance is covered by the Broussard Agreement).

The Severance Policy provides our Named Executive Officers with severance benefits upon certain qualifying terminations of employment. Benefits under the Severance Policy are calculated based on years of service with the Company, with a minimum of one year of annual base salary for each Named Executive Officer. In connection with receiving benefits pursuant to the Severance Policy, the Named Executive Officer is required to enter into a written agreement that forbids him or her from competing for a period of twelve months and includes specific provisions relating to non-disparagement and cooperation. For a discussion of the payments each of our Named Executive Officers would receive in the event of a termination of employment that qualifies for severance pursuant to the Severance Policy, see the section entitled “Potential Payments Upon Termination or Change in Control of the Company” in this proxy statement.

In addition, because we operate in a highly competitive, complex and consolidating industry, we have entered into change in control agreements, or CIC Agreements, with all of our executive officers, including our Named Executive Officers (except for Mr. Broussard, whose severance in the event of a Change in Control would be governed by the Broussard Agreement). Pursuant to the CIC Agreements, in the event that the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason within twenty-four months following a Change in Control (as each term is defined in the CIC Agreements), or by the Company without Cause under certain circumstances prior to a Change in Control, certain benefits will be provided to these executives.

Effective January 1, 2015, under the CIC Agreements, in the event of a termination of employment under the circumstances described above, these executive officers are entitled to receive a severance payment in the amount of one and one half times the sum of each executive officer’s annual base salary and the target incentive compensation payable to him or her (rather than maximum incentive compensation as previously provided). In addition, health, life and disability insurance coverage would be provided, generally for a two-year period following termination unless the participant dies or is eligible for comparable coverage from another source.

All of the CIC Agreements (including the Change in Control provisions of the Broussard Agreement) provide for cash severance benefits payable only upon a “double trigger” (i.e., two events must occur before any severance payment is made: the executive officer must be terminated or constructively terminated as described in the CIC Agreement, and such termination must have occurred during a specified period after the Company entered into a definitive agreement, the consummation of which would result in a Change in Control, or the Change in Control has occurred), although the executives may be entitled to accelerated vesting of equity compensation granted prior to July 2, 2015, solely upon the occurrence of a Change in Control pursuant to the terms of the applicable award agreement as described in more detail in this proxy statement (equity compensation granted after July 2, 2015, provides for “double trigger” vesting). The Committee opted for a “double-trigger,” rather than providing for payments solely on the basis of a Change in Control (so called “single trigger’), because we believe this to be more consistent with the purpose of encouraging the continued employment of our Named Executive Officers following a Change in Control. We believe that the CIC Agreements for our Named Executive Officers allowed our executives to devote their time to the duties of running our Company without being distracted by any potential Change in Control. Furthermore, in light of our pending transaction with Aetna, the CIC Agreements have a significant retention value to the Company with respect to our Named Executive Officers. We believe that the severance multiples provided for in the CIC Agreements are appropriate because they are comparable to similarly situated senior executives across U.S. industries.

For a discussion of the payments each of our Named Executive Officers would receive in the event of a termination of employment in connection with a Change in Control or in the event of a termination of employment in other circumstances, see the section entitled “Potential Payments Upon Termination or Change in Control of the Company” in this proxy statement.

Perquisites

We also provide certain other benefits to our Named Executive Officers as part of our competitive compensation program. The amounts expended through these programs are explained in the footnotes that follow the Summary Compensation Table. As noted, not all Named Executive Officers participate in each benefit. For 2015, these included limited personal use of Company aircraft for the Named Executive Officers, an annual physical, a matching charitable gift program, supplemental life insurance benefits, financial planning assistance, and reimbursement for relocation.

Compensation Governance and Oversight

Clawbacks

Our Committee has adopted a clawback policy to supplement those provisions set forth in the Sarbanes-Oxley Act of 2002 and related regulations.

The clawback policy:

●	applies to all executive officers;

●	permits the recoupment of compensation in the event of a material restatement of the Company’s financials as a result of the misconduct or fraud on the part of the executive officer;

●

permits the recoupment of all cash-based incentives earned by the executive officer involved in the misconduct or fraud during the twelve month period following the first public issuance of the financials that are the subject of the restatement; and

●	grants discretion to the Committee with respect to the application of the clawback provision.

Hedging and Pledging Transactions

We consider it improper for our associates to engage in short-term, speculative transaction in our securities, and therefore prohibit short sales of Company securities, as well as transactions designed to hedge or offset any decreases in the market value of Company securities, including transactions in puts, calls or other derivative securities. In 2015, our Board of Directors adopted a policy prohibiting directors and executive officers from engaging in certain monetization transactions, including holding Company securities in margin accounts or pledging Company securities as collateral.

Stock Ownership Guidelines

The Board of Directors believes that linking a significant amount of an executive’s current and potential future net worth to the Company’s success, as reflected in the stock price, gives the executive a stake similar to that of our stockholders. Consequently, the Board of Directors has established stock ownership guidelines for the Company’s executive officers.

Expressed as a multiple of base salary, minimum levels of Humana common stock ownership, excluding shares held in retirement accounts and unexercised stock options, are:

● Chief Executive Officer:	five times base salary
● Direct reports to the CEO (including all NEOs):	three times base salary
● All other Section 16 officers:	two times base salary

In addition, the stock ownership guidelines provide that any shares owned by an executive officer (or shares received upon the exercise of stock options or vesting of restricted stock or restricted stock units, less an amount to cover current tax liabilities) must be held by the executive officer until the relevant multiple is reached and thereafter maintained.

Consideration of Advisory Votes

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted on July 21, 2010 (which we refer to as the Dodd-Frank Act), requires that we include in our proxy statement a non-binding advisory stockholder vote to approve the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis section, the compensation tables and the accompanying narrative disclosure, set forth in the proxy statement for that meeting (commonly referred to as a “Say-on-Pay” vote). At our 2011 Annual Meeting, our stockholders voted for the approval of an annual advisory vote with respect to our Named Executive Officer compensation, and our Board of Directors considered and accepted this stockholder vote and management’s recommendation regarding the frequency of future stockholder advisory votes.

Last year, at our 2015 Annual Meeting of Stockholders, our stockholders again voted their approval of the compensation of our Named Executive Officers with approximately 94% of the votes cast voting in favor of the proposal. The Committee considered the results of this advisory vote in determining the Company’s compensation policies and decisions, and has determined that these policies and decisions are and have been appropriate and in the best interests of the Company and its stockholders at this time.

In addition, on October 19, 2015, at a special meeting, our stockholders approved on an advisory (non-binding) basis, the compensation that will or may be paid or provided by us to our Named Executive Officers in connection with the pending merger of our company with Aetna Inc. Of the approximately 128.3 million shares that voted for the “Say on Golden Parachute” proposal, approximately 80.3% voted in favor of the proposal. The Committee has considered the results of this advisory vote in determining the Company’s compensation policies and decisions with respect to change of control transactions, and has determined that these policies and decisions are and have been appropriate and in the best interests of the Company and its stockholders.

Compensation Consultants

The Committee retains an independent compensation consultant to ensure that the Committee has objective information needed to make informed decisions in the best interests of stockholders based on compensation trends and practices in public companies, and to provide assistance to the Committee in evaluating our executive compensation policy and programs.

Role of the Independent Compensation Consultant

●    Advise on the interpretation of various rules and regulations impacting executive compensation

●    Review with the Committee management’s proposals and initiatives

●    Provides certain data on competitive pay levels

●    Undertakes special projects on behalf of the Committee.

In accordance with the Committee’s Charter, the Committee has the sole authority to determine the compensation for, and to terminate the services of, the independent compensation consultant.

For 2015, the independent compensation consultant for the Committee was Towers Watson, and a representative of Towers Watson attended all of the regularly-scheduled Committee meetings in 2015, including, when invited, executive sessions. In addition, in 2015 we retained Aon Hewitt to provide certain advice to management regarding executive compensation, independent of advice provided to the Committee.

With regard to Towers Watson and Aon Hewitt, the Committee has considered certain factors to determine whether such firm’s service as a compensation consultant raised a conflict of interest, including, among other things:

●	Whether the firm provided other services to Humana;

●	The amount of fees received by the firm from Humana, as a percentage of such firm’s total revenue;

●	The firm’s policies and procedures that are designed to prevent conflicts of interest;

●	Whether the firm’s representatives providing services to the Committee have any business or personal relationship with a member of the Committee;

●	Whether the firm’s representatives providing services to the Committee own Humana stock; and

●	Whether the firm’s representatives providing services to the Committee, or the firm itself, have any business or personal relationship with any of our executive officers.

In 2015, we paid Towers Watson approximately $215,000 for executive compensation advisory support services provided to the Committee. In addition, the Committee considered certain advisory services provided by the Risk Consulting and Services segment of Towers Watson, for which services we paid approximately $235,000.

After considering the above factors, the Committee determined that the service as a compensation consultant of each of Towers Watson and Aon Hewitt did not raise any conflict of interest.

ORGANIZATION & COMPENSATION COMMITTEE REPORT

The Organization & Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2015 with management. In reliance on these reviews and discussions, the Organization & Compensation Committee recommended to the Company’s Board of Directors, and the Board of Directors has approved, the inclusion of this Compensation Discussion and Analysis in this proxy statement.

All members of the Organization & Compensation Committee of the Company whose names follow submit the foregoing report.

ORGANIZATION & COMPENSATION COMMITTEE

William J. McDonald, Chairman

W. Roy Dunbar

David A. Jones, Jr.

Marissa T. Peterson

1	We have included an Adjusted EPS financial measure (not in accordance with Generally Accepted Accounting Principles (GAAP)) in our proxy statement as we believe that this measure, when presented in conjunction with the comparable GAAP measure, is useful to both management and our investors in analyzing our ongoing business and operating performance. The excluded items (a premium deficiency reserve associated with certain of our 2016 individual commercial medical policies, pretax costs associated with the pending transaction with Aetna Inc., and a gain associated with the sale of our Concentra Inc. subsidiary in June 2015) are not recurring parts of our operating plan. Consequently, we use this non-GAAP financial measure as an indicator of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. To reconcile the non-GAAP to the GAAP amount, a $0.74 per share charge associated with a premium deficiency reserve for certain 2016 individual commercial policies, a $0.14 per share charge for costs associated with the pending transaction with Aetna Inc., and a $1.57 per share gain relating to the sale of Concentra Inc. in 2015, should each be included, to arrive at GAAP EPS results of $8.44.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table shows the compensation earned for the time period served as an executive officer during the last three fiscal years by (i) Bruce D. Broussard, our President and Chief Executive Officer, (ii) Brian A. Kane, our Senior Vice President and Chief Financial Officer, and (iii) each of our three other highest compensated executive officers serving at December 31, 2015 (we collectively refer to these officers in this proxy statement as our “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Bruce D. Broussard, President and Chief Executive Officer (5)	2015	1,243,087	—	4,374,947	4,390,051	0	—	331,774	10,339,859
	2014	1,118,954	—	5,062,498	1,689,338	1,689,620	—	594,991	10,155,401
	2013	1,077,884	—	3,750,021	1,235,534	2,155,768	—	628,859	8,848,066
Brian A. Kane, Senior Vice President & Chief Financial Officer (6)	2015	641,076	—	774,984	777,675	0	—	126,475	2,320,210
	2014	323,076	500,000	2,999,982	0	325,229	—	115,121	4,263,408

James E. Murray, Executive Vice President & Chief Operating Officer	2015	842,105	—	1,199,933	1,204,150	0	—	200,992	3,447,180
	2014	786,184	—	1,650,003	550,593	786,184	—	244,177	4,017,141
	2013	764,423	—	1,499,994	494,209	1,146,634	—	203,525	4,108,785
Jody Bilney, Senior Vice President & Chief Consumer Officer	2015	577,798	—	774,984	777,675	0	—	128,662	2,259,119
	2014	539,538	—	1,012,520	337,872	543,134	—	120,858	2,553,922
	2013	353,365	300,000	1,124,974	364,813	530,047	—	378,666	3,051,856
Timothy S. Huval, Senior Vice President & Chief Human Resources Officer	2015	578,098	—	774,984	777,675	0	—	126,541	2,257,298
	2014	540,750	400,000	1,012,520	337,872	544,355	—	174,976	3,010,473
	2013	504,807	400,000	2,512,568	333,599	757,210	—	358,721	4,866,894

(1)	The amounts listed under the column “Stock Awards” in the Summary Compensation Table above disclose the aggregate grant date fair value of equity awards granted in the 2015 fiscal year, as well as in prior periods, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation.” Performance-based units are disclosed at target value – for a presentation of the ranges of potential values of these performance-based awards at vesting dependent upon the achievement of performance measures, please refer to the table entitled, “Grants of Plan Based Awards” in this proxy statement. The aggregate grant date fair value of each performance-based unit award assuming that the highest level of performance conditions will be achieved is as follows:

Named Executive Officer	Grant Date Fair Value
Bruce D. Broussard	$8,750,059
Brian A. Kane	$1,549,968
James E. Murray	$2,400,030
Jody Bilney	$1,549,968
Timothy S. Huval	$1,549,968

(2)	The amounts listed under the “Option Awards” column in the Summary Compensation Table above disclose the aggregate grant date fair value of stock option awards granted in the 2015 fiscal year, as well as in prior periods, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation.” Note 13 to the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2015, describes the assumptions used to determine the grant date fair value for overall Company stock options.

The assumptions used for valuing the Named Executive Officers’ stock options as a group, applying the Black-Scholes methodology, were as follows:

	2015	2014	2013
Weighted Average Fair Value at Grant Date	$37.01	$22.32	$23.86
Expected Option Life (Years)	4.2	4.3	4.7
Expected Volatility	27.4%	27.6%	43.2%
Risk Free Interest Rate	1.4%	1.3%	0.8%
Dividend Yield	0.7%	1.1%	1.5%

(3)	For a discussion of the potential ranges that could have been earned in 2015 under the Management Incentive Plan, see the Grants of Plan-Based Awards table, and for a discussion of the actual amounts awarded to our Named Executive Officers in light of the Company’s performance, see the section entitled, “Elements of Compensation – Annual Cash Incentives” in this proxy statement.

(4)	The amounts listed under the column entitled “All Other Compensation” in the Summary Compensation Table above include: Company contributions to the Humana Retirement Equalization Plan and the Humana Retirement Savings Plan; personal use of Company aircraft for the Named Executive Officers; a matching charitable gift program; life insurance benefits; physicals; and financial planning assistance.

Company Contributions to the Humana Retirement Equalization Plan (this amount is also listed in the Nonqualified Deferred Compensation table):

Bruce D. Broussard	$200,295
Brian A. Kane	$54,780
James E. Murray	$102,718
Jody Bilney	$64,264
Timothy S. Huval	$64,264

Personal Use of Company Aircraft: The costs of personal use of Company aircraft was based on the aggregate incremental costs to the Company, including the lost tax deduction to the Company and personal deadhead hours.

Bruce D. Broussard	$57,185
Brian A. Kane	$7,174
James E. Murray	$28,900
Jody Bilney	$0
Timothy S. Huval	$0

Matching Charitable Contributions:

Bruce D. Broussard	$25,000
Brian A. Kane	$20,000
James E. Murray	$25,000
Jody Bilney	$20,000
Timothy S. Huval	$20,000

Financial Planning:

Bruce D. Broussard	$19,411
Brian A. Kane	$16,286
James E. Murray	$7,078
Jody Bilney	$19,739
Timothy S. Huval	$18,983

Company Contributions to the Humana Retirement Savings Plan:

Bruce D. Broussard	$19,875
Brian A. Kane	$19,875
James E. Murray	$19,875
Jody Bilney	$19,875
Timothy S. Huval	$19,875

Other (Includes life insurance, reimbursement for relocation expenses, and physicals):

Bruce D. Broussard	$10,008
Brian A. Kane	$8,360
James E. Murray	$17,421
Jody Bilney	$4,784
Timothy S. Huval	$3,419

(5)	As previously noted in in the section “Other Compensation Considerations – Severance/Change in Control” in the “Compensation Discussion and Analysis” section of this proxy statement, on July 2, 2015 we entered into the Amendment with Mr. Broussard, which amended the Broussard Agreement. The Broussard Agreement, provides for the following compensation elements: (i) annual base salary of not less than $1,120,000 (currently $1,200,000 per annum), (ii) target annual incentive equal to 150% of his annual base salary and a maximum annual incentive equal to 150% of his target incentive (i.e., 225% of his annual base salary), (iii) a long-term incentive award to be granted at the discretion of the Committee in February of each year determined on the same basis as the Committee values such awards generally and in a form and on terms comparable to the long-term incentive awards to be granted to other senior executives, and (iv) participation in all benefit plans, including retirement plans and perquisites, made available by the Company to other senior executives. In addition, the Broussard Agreement, as amended by the Amendment, provides for certain severance and other termination benefits which are described in footnote 1 to the section entitled “Potential Payments Upon Termination or Change in Control of the Company” in this proxy statement.

(6)	Mr. Kane was elected to his position on June 1, 2014, and therefore compensation for the 2013 fiscal year is not included.

Grants of Plan-Based Awards

The following table provides information about equity awards granted in 2015 under our 2011 Stock Incentive Plan, which we refer to as the 2011 Stock Plan, and the range of potential payments earned in 2015 under the MIP. A discussion of the features of each type of award is included in the footnotes that follow the table.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number Of Shares Of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Closing Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k-1)	(k-2)	(l)
Bruce D. Broussard	01/01/2015	900,000	1,800,000	2,700,000
	02/25/2015								118,626	164.65	164.44	4,390,051
	02/25/2015				13,286	26,572	53,145					4,374,947
Brian A. Kane	01/01/2015	309,000	618,000	927,000
	02/25/2015								21,014	164.65	164.44	777,675
	02/25/2015				2,354	4,707	9,414					774,984
James E. Murray	01/01/2015	405,750	811,500	1,217,250
	02/25/2015								32,538	164.65	164.44	1,204,150
	02/25/2015				3,644	7,288	14,577					1,199,933
Jody Bilney	01/01/2015	278,500	557,000	835,500
	02/25/2015								21,014	164.65	164.44	777,675
	02/25/2015				2,354	4,707	9,414					774,984
Timothy S. Huval	01/01/2015	278,500	557,000	835,500
	02/25/2015								21,014	164.65	164.44	777,675
	02/25/2015				2,354	4,707	9,414					774,984

(1)	Amounts calculated based upon annualized base salary, rather than actual amounts paid, for 2015. The actual payment of incentive compensation is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table under “Executive Compensation” in this proxy statement. In 2015, in the opinion of our management and the Committee, the organization as a whole did not meet expectations in terms of financial performance and customer outcomes, and therefore the Committee determined not to pay our Named Executive Officers any compensation under the 2015 MIP. For additional information, see the Compensation Discussion and Analysis contained in the proxy statement. The Committee has sole discretion to determine whether to actually pay the entire permissible award, to decrease an award, or to defer payment of any award.

(2)	In 2015, our Named Executive Officers were awarded 50% of their equity grants in the form of stock options and 50% in the form of performance-based restricted stock units with performance criteria for these latter awards based upon three-year cumulative goals for (a) strategic membership growth and (b) return on invested capital (ROIC). The performance-based units generally vest three years from the date of grant to the extent that the underlying performance targets have been met and the Named Executive Officer continues to be employed through the applicable vesting date.

(3)

Stock options awarded to our Named Executive Officers are incentive stock options to the extent allowed by regulation and the balance are treated as nonqualified stock options. Stock options granted to our Named Executive Officers vest and become exercisable in equal annual one-third installments from the date of grant. The above options expire seven years from the date of grant. In the event of a Change in Control of the Company, as defined in the 2011 Stock Plan, all outstanding stock options granted prior to July 2, 2015 (other than those granted to Mr. Broussard), become fully vested and immediately exercisable in their entirety (see the section entitled “Potential Payments Upon Termination or Change in Control of the Company” herein for further detail and for a quantification of the acceleration of stock options upon a Change in Control). Options granted to Mr. Broussard will vest upon a qualifying termination of employment following a Change in Control. The exercise price may be paid in cash or, at the discretion of the

Committee, in shares of our common stock valued at the fair market value on the date of exercise or any combination thereof. Under our stock plans, the Board may not reduce the exercise price for options or stock appreciation rights by re-pricing or replacing any option award.

(4)	Options under our stock plans cannot be granted at less than the Fair Market Value, defined in our stock plans as the average of the highest and lowest reported sales prices of our common stock in transactions reported on the composite tape by the NYSE on the grant date. Our stock plans were approved by our Board of Directors and by our stockholders.

(5)	Discloses the aggregate grant date fair value of restricted stock unit awards and stock option awards granted in the fiscal year, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation”. Performance-based restricted stock unit awards are disclosed at target value, based upon the probable outcome of the performance conditions.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the stock option, restricted stock, restricted stock units and performance-based restricted stock unit holdings of our Named Executive Officers as of December 31, 2015.

		Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($/Sh) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(12)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) N/A (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) N/A (j)
Bruce D. Broussard		17,335		72.840	02/20/20	(1)
		50,286		102.155	02/18/21	(2)
		118,626		164.645	02/24/22	(3)
							17,161	(4)	3,063,410
							53,542	(5)	9,557,782
							16,519	(6)	2,948,807
							21,144	(7)	3,774,204
							13,286	(8)	2,371,551
Brian A. Kane		21,014		164.645	02/24/22	(3)
							15,952	(9)	2,847,592
							5,105	(10)	911,242
							2,354	(8)	420,189
James E. Murray	15,121			88.648	02/23/19	(13)
	6,934	6,934		72.840	02/20/20	(1)
	8,194	16,390		102.155	02/18/21	(2)
		32,538		164.645	02/24/22	(3)
							6,864	(4)	1,225,293
							21,417	(5)	3,823,149
							5,384	(6)	961,098
							6,891	(7)	1,230,043
							3,644	(8)	650,454
Jody Bilney	9,912	4,956		76.43	05/02/20	(14)
	5,028	10,058		102.155	02/18/21	(2)
		21,014		164.645	02/24/22	(3)
							4,906	(15)	875,770
							15,308	(5)	2,732,631
							3,304	(6)	589,797
							4,229	(7)	754,876
							2,354	(8)	420,189
Timothy S. Huval	9,360	4,681		72.840	02/20/20	(1)
	5,028	10,058		102.155	02/18/21	(2)
		21,014		164.645	02/24/22	(3)
							21,709	(11)	3,875,274
							4,633	(4)	827,037
							14,457	(5)	2,580,719
							3,304	(6)	589,797
							4,229	(7)	754,876
							2,354	(8)	420,189

(1)	Options granted on February 20, 2013, that vest ratably over three years with full vesting on February 20, 2016.

(2)	Options granted on February 18, 2014, that vest ratably over three years with full vesting on February 18, 2017.

(3)	Options granted on February 24, 2015, that vest ratably over three years with full vesting on February 24, 2018.

(4)	Restricted stock units awarded on February 20, 2013, that fully vested on February 20, 2016.

(5)	Performance-based restricted stock units awarded on February 20, 2013, that fully vested on February 20, 2016. The number of shares reported is based upon vesting at 156% of the target level.

(6)	Restricted stock units awarded on February 18, 2014, that vest fully three years from the date of grant.

(7)	Performance-based restricted stock units awarded on February 18, 2014, that vest fully three years from the date of grant. The number of shares reported is based upon achievement of threshold performance goals.

(8)	Performance-based restricted stock units awarded on February 24, 2015, that vest fully three years from the date of grant. The number of shares reported is based upon achievement of threshold performance goals.

(9)	Restricted stock units awarded on June 2, 2014, that vest fully three years from the date of grant.

(10)	Performance-based restricted stock units awarded on June 2, 2014, that vest fully three years from the date of grant. The number of shares reported is based upon achievement of threshold performance goals.

(11)	Restricted stock units awarded to Mr. Huval on January 2, 2013, that fully vested on January 2, 2016.

(12)	Based on the closing stock price on December 31, 2015 of $178.51.

(13)	Options granted on February 23, 2012, that fully vested on February 23, 2015.

(14)	Options granted on May 2, 2013, that vest ratably over three years with full vesting on May 2, 2016.

(15)	Restricted stock units awarded on May 2, 2013, that vest fully three years from the date of grant.

Option Exercises and Stock Vested

The following table provides information on the stock options exercised by, and shares acquired upon the vesting of restricted stock units and restricted stock held by, our Named Executive Officers in 2015. Options exercised or vested restricted stock may or may not have been sold by a particular Named Executive Officer, and the inclusion in this table of such information should not be understood to imply the actual receipt of monies.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
Bruce D. Broussard	42,477	3,179,312	—	—
James E. Murray	1,128	110,422	9,476	1,524,340

(1)	The Value Realized on Exercise is based on the difference between the Fair Market Value of our common stock as reported by the New York Stock Exchange composite tape and the exercise price of the options on the date of exercise.

(2)	The Value Realized on Vesting is based on the Fair Market Value of our common stock as reported on the composite tape by the NYSE on the date of vesting, less the par value for each share vesting.

Nonqualified Deferred Compensation

The following table and narrative that follows provides information on the Humana Retirement Equalization Plan contributions and earnings for the Named Executive Officers in 2015.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)(1)	Aggregate Earnings (Losses) in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Bruce D. Broussard	—	200,295	(6,242)	—	665,516
Brian A. Kane	—	54,780	(143)	—	59,368
James E. Murray	—	102,718	(39,650)	—	5,825,056
Jody Bilney	—	64,264	(1,579)	—	133,851
Timothy S. Huval	—	64,264	725	—	226,504

(1)	The amounts listed above under Registrant Contributions in Last Fiscal Year (column c) are also included under the All Other Compensation column of the Summary Compensation Table in this proxy statement.

We have a 401(k) plan, the Humana Retirement Savings Plan, and a nonqualified, unfunded, defined contribution plan, the Humana Retirement Equalization Plan. The Internal Revenue Code imposes limitations on the contributions that may be made to a qualified plan, like our Humana Retirement Savings Plan. In 2015, once an individual is paid $265,000 in compensation, both individual and Company contributions to the Pretax Savings Account of the Humana Retirement Savings Plan must cease. Any Company matching contributions that would have been made to the Pretax Savings Account of the Humana Retirement Savings Plan are credited to the Pretax Savings Account of the Humana Retirement Equalization Plan.

The benefits accrued under the Humana Retirement Equalization Plan are those Company contributions that cannot be made to the qualified Humana Retirement Savings Plan because of the IRS limitations. The maximum percentage of compensation (base salary and incentive compensation) that can be contributed by a highly compensated employee to the Humana Retirement Savings Plan is 35% for 2015. The Company matches 125% of the first 6% of employee salary deferrals. Accruals under the Humana Retirement Equalization Plan, which is unfunded, are deemed to be invested in the accounts selected by the participants. The Humana Retirement Equalization Plan allows daily rebalancing of funds and allows direction of investment elections. Benefits in the Humana Retirement Equalization Plan, as directed by the participants, are distributable upon termination of employment, death, total disability, retirement or a change in control of the Company. Distribution of benefits may take the form of a lump sum, periodic installments not to exceed twenty (20) years, or an annuity — if the Humana Retirement Equalization Plan balance exceeds $100,000. All of the Named Executive Officers, except Mr. Broussard (who elected installments for 10 years following termination), eligible for a contribution under the Humana Retirement Equalization Plan in 2015 will receive a lump sum payment upon termination.

Potential Payments Upon Termination or Change in Control of the Company

In connection with the pending transaction with Aetna, on August 28, 2015, we and Aetna filed a definitive joint proxy statement containing certain disclosures, including disclosure of the interests of our directors and executive officers in the proposed merger. For a discussion of the payments that would be owed to our executive officers, including our Named Executive Officers, upon consummation of the proposed merger, please refer to the section entitled, “Interests of Humana’s Directors and Executive Officers in the Merger,” beginning on page 188 of the joint proxy statement, available at: www.sec.gov.

In accordance with our past disclosure practice, the table below discloses amounts payable to our Named Executive Officers under various scenarios occurring as of December 31, 2015, assuming in each case that the merger agreement with Aetna had not been signed as of that date. The Named Executive Officers would each receive certain payments upon termination from the Company which vary in amount depending on the reason for termination. Each Named Executive Officer would also receive a specified payment in connection with a change in control of the Company. The table below provides dollar amounts for all potential payments that would be paid by us to each Named Executive Officer under various scenarios involving either a termination or a change in control. The payments to our Named Executive Officers are governed by the various agreements or arrangements described in the footnotes to the table. The timing of the payments described below to the Named Executive Officers may also be subject to the provisions of Section 409A which may delay payment.

Name and Form of Payment	Voluntary Termination (a)	Involuntary Termination without Cause (b)	Involuntary Termination for Cause (c)	Retirement(6) (d)	Death or Disability(3) (e)	Change in Control(4) (f)
Bruce D. Broussard (1)
• Severance	$0	$6,000,000	$0	$0	$0	$6,000,000
• Life, Health & Other Benefits (7)	0	0	0	0	0	21,701
• Stock Options (accelerated) (1)	0	1,831,789	0	0	7,316,126	7,316,126
• Restricted Stock Units (accelerated) (1)	0	19,020,598	0	0	20,135,571	26,211,038

• Subtotal: Termination Related Payments	$0	$26,852,387	$0	$0	$27,451,697	$39,548,865

• Stock Options (vested) (1)(3)	0	0	0	0	0	0
• Supplemental Retirement Plan (5)	665,516	665,516	665,516	665,516	665,516	665,516

Subtotal: Currently Vested Amounts	$665,516	$665,516	$665,516	$665,516	$665,516	$665,516

• Mr. Broussard’s Totals	$665,516	$27,517,903	$665,516	$665,516	$28,117,213	$40,214,381

Brian A. Kane
• Severance (2)	$0	$669,500	$0	$0	$0	$1,854,000
• Life, Health & Other Benefits (7)	0	0	0	0	0	8,439
• Stock Options (accelerated) (3)	0	0	0	0	291,359	291,359
• Restricted Stock Units (accelerated) (3)	0	0	0	0	6,749,285	6,749,285

• Subtotal: Termination Related Payments	$0	$669,500	$0	$0	$7,040,644	$8,903,083

• Stock Options (vested) (3)	0	0	0	0	0	0
• Supplemental Retirement Plan (5)	59,368	59,368	59,368	59,368	59,368	59,368

Subtotal: Currently Vested Amounts	$59,368	$59,368	$59,368	$59,368	$59,368	$59,368

• Mr. Kane’s Totals	$59,368	$728,868	$59,368	$59,368	$7,100,012	$8,962,451

James E. Murray
• Severance (2)	$0	$1,217,250	$0	$0	$0	$2,434,500
• Life, Health & Other Benefits (7)	0	0	0	0	0	30,148
• Stock Options (accelerated) (3)	0	0	0	0	2,435,313	2,435,313
• Restricted Stock Units(accelerated) (3)	0	0	0	0	11,610,290	11,610,290

• Subtotal: Termination Related Payments	$0	$1,217,250	$0	$0	$14,045,603	$16,510,251

• Stock Options (vested) (3)	2,717,179	2,717,179	0	2,717,179	2,717,179	2,717,179
• Supplemental Retirement Plan (5)	5,825,056	5,825,056	5,825,056	5,825,056	5,825,056	5,825,056

Subtotal: Currently Vested Amounts	$8,542,235	$8,542,235	$5,825,056	$8,542,235	$8,542,235	$8,542,235

• Mr. Murray’s Totals	$8,542,235	$9,759,485	$5,825,056	$8,542,235	$22,587,838	$25,052,486

Name and Form of Payment	Voluntary Termination (a)	Involuntary Termination without Cause (b)	Involuntary Termination for Cause (c)	Retirement(6) (d)	Death or Disability(3) (e)	Change in Control(4) (f)
Jody Bilney
• Severance (2)	$0	$649,833	$0	$0	$0	$1,671,000
• Life, Health & Other Benefits (7)	0	0	0	0	0	19,425
• Stock Options (accelerated) (3)	0	0	0	0	1,565,246	1,565,246
• Restricted Stock Units (accelerated) (3)	0	0	0	0	7,718,772	7,718,772

• Subtotal: Termination Related Payments	$0	$649,833	$0	$0	$9,284,018	$10,974,443

• Stock Options (vested) (3)	1,359,729	1,359,729	0	1,359,729	1,359,729	1,359,729
• Supplemental Retirement Plan (5)	133,851	133,851	133,851	133,851	133,851	133,851

Subtotal: Currently Vested Amounts	$1,493,580	$1,493,580	$133,851	$1,493,580	$1,493,580	$1,493,580

• Ms. Bilney’s Totals	$1,493,580	$2,143,413	$133,851	$1,493,580	$10,777,598	$12,468,023

Timothy S. Huval
• Severance (2)	$0	$696,250	$0	$0	$0	$1,671,000
• Life, Health & Other Benefits (7)	0	0	0	0	0	18,878
• Stock Options (accelerated) (3)	0	0	0	0	1,553,978	1,553,978
• Restricted Stock Units (accelerated) (3)	0	3,875,274	0	0	11,393,401	11,393,401

• Subtotal: Termination Related Payments	$0	$4,571,524	$0	$0	$12,947,379	$14,637,257

• Stock Options (vested) (3)	1,372,984	1,372,984	0	1,372,984	1,372,984	1,372,984
• Supplemental Retirement Plan (5)	226,504	226,504	226,504	226,504	226,504	226,504

Subtotal: Currently Vested Amounts	$1,599,488	$1,599,488	$226,504	$1,599,488	$1,599,488	$1,599,488

• Mr. Huval’s Totals	$1,599,488	$6,171,012	$226,504	$1,599,488	$14,546,867	$16,236,745

(1) Broussard Employment Agreement

As previously noted in in the section “Other Compensation Considerations – Severance/Change in Control” in the “Compensation Discussion and Analysis” section of this proxy statement, on July 2, 2015 we entered into the Amendment with Mr. Broussard, which amended the Broussard Agreement. The table above discloses potential payments upon termination or a Change in Control that would be owed to Mr. Broussard under the Broussard Agreement, as amended on July 2, 2015.

Pursuant to the Broussard Agreement, if Mr. Broussard’s employment is terminated (a) by the Company other than for Cause or Disability or (b) by Mr. Broussard for Good Reason, in addition to accrued compensation, we will pay or provide to Mr. Broussard, (i) a pro-rated portion of the annual incentive he would have earned for the entire year based on the Company’s actual performance or, in the case of a calendar year that ends after a Change in Control, based on the Target Annual Incentive (a “Pro-Rated Incentive Payment”), (ii) an amount equal to the sum of (x) two times Mr. Broussard’s then-current base salary plus (y) two times the Target Annual Incentive for the fiscal year in which the Termination Date occurs (or one times the Target Annual Incentive if the Termination Date occurs after December 31, 2016), and (iii) continuation of coverage for Mr. Broussard and his dependents under the Company’s medical and dental benefit plans at the same cost to Mr. Broussard as if his employment had continued, until the earliest of 24 months following termination or the effective date of Mr. Broussard’s coverage under equivalent benefits from a new employer. Mr. Broussard would have Good Reason to resign and trigger severance benefits upon the occurrence of one of the following: (i) a material and adverse change in Mr. Broussard’s duties, authorities and responsibilities, (ii) a reduction in Mr. Broussard’s base salary or target incentive opportunity, other than in connection with an across-the-board reduction applicable to all senior executives of the Company, (iii) the relocation of Mr. Broussard’s principal place of business resulting in an increase in Mr. Broussard’s one-way commute of more than 30 miles, or (iv) the failure of the Company to continue in effect a material incentive or other compensation plan unless the Company substitutes a plan providing substantially equivalent compensation opportunities.

In addition to the above, the following will apply to Mr. Broussard’s equity-based compensation awards upon a termination of Mr. Broussard’s employment by us without Cause or by Mr. Broussard for Good Reason in circumstances not related to a Change in Control, notwithstanding any contract provision in the applicable award agreement or plan under which the award is granted:

i.	With respect to equity awards granted after December 31, 2013, and outstanding on the termination date, a pro-rated portion of all time-based equity awards other than stock options will become vested and all restrictions on that portion will lapse as of the termination date, all unvested stock options will be forfeited, all vested stock options will remain outstanding and exercisable until the earlier of the second anniversary of the termination date and the term of the stock option, and a pro-rated portion of all performance-based equity awards other than stock options will remain outstanding until the end of the applicable performance period (or, if earlier, upon a Change in Control) and the vesting will be determined based on (a) actual level of performance attained, or (b) in the case of any performance period that ends after a Change in Control, the target level of performance. In the table above, performance-based equity awards granted after December 31, 2013, are shown assuming achievement at the target level of performance.

ii.	With respect to equity awards granted on or before December 31, 2013, and outstanding on the termination date, all time-based equity awards other than stock options will become vested and all restrictions thereon will lapse as of the termination date, all time-based stock options will become vested and exercisable as of the termination date, all performance-based stock options will become vested and exercisable as of the termination date as if the target performance level had been attained, all vested stock options (including those that vest as of the termination date) will remain outstanding and exercisable until the earlier of the second anniversary of the termination date and the term of the stock option, and a pro-rated portion of all performance-based equity awards other than stock options will remain outstanding until the end of the applicable performance period (or, if earlier, upon a Change in Control) and the vesting will be determined based on (a) actual level of performance attained, or (b) in the case of any performance period that ends after a Change in Control, the target level of performance. In the table above, performance-based equity awards granted on or before December 31, 2013, are shown assuming achievement at 156% of the target level of performance, as certified by our Committee in February 2016.

In the event that Mr. Broussard’s employment is terminated by us other than for Cause or by Mr. Broussard for Good Reason within 24 months following a Change in Control (as defined in the Broussard Agreement), or by us without Cause under certain circumstances prior to a Change in Control, in addition to accrued compensation, we will pay or provide to Mr. Broussard: (i) a Pro-Rated Incentive Payment, (ii) an amount equal to two times the sum of (x) Mr. Broussard’s then-current base salary plus (y) the Target Annual Incentive for the fiscal year in which the Termination Date occurs, and (iii) continuation, at the Company’s expense, of all life, medical, dental, accidental death and dismemberment and disability insurance for Mr. Broussard and his dependents until the earliest of 24 months following termination or the effective date of Mr. Broussard’s coverage under equivalent benefits from a new employer.

In addition to the above, the following will apply to Mr. Broussard’s equity-based compensation awards upon a Change in Control Termination, notwithstanding any contract provision in the applicable award agreement or plan under which the award is granted:

(i)	all time-based equity awards other than stock options will become vested and all restrictions thereon will lapse as of the date of termination;

(ii)	all time-based stock options will become vested and exercisable as of the date of termination;

(iii)	all performance-based stock options will become vested and exercisable as of the date of termination as if the target performance level had been attained;

(iv)	all vested stock options (including those that vest pursuant to clause (ii) above) will remain outstanding and exercisable until the earlier of the second anniversary of the date of termination and the term of the stock option; and

(v)	all of the shares subject to outstanding performance-based equity awards other than stock options will remain outstanding and the vesting (which will not be prorated) will be determined based on (a) actual level of performance attained for any performance period that ends prior to the Change in Control, or (b) in the case of any performance period that ends after a Change in Control, the target level of performance.

In the event that Mr. Broussard’s employment is terminated due to his death or Disability, we would pay or provide (i) a Pro-Rated Incentive Payment and (ii) (A) continuation of coverage for Mr. Broussard and his dependents under our medical and dental benefit plans at the same cost to Mr. Broussard or his dependents as if his employment had continued, for up to 18 months, if such termination is before a Change in Control, or (B) continuation, at our expense, of all life, medical, dental, accidental death and dismemberment and disability insurance for Mr. Broussard and his dependents for 24 months, if such termination is on or after a Change in Control. In addition, any outstanding equity awards held by Mr. Broussard upon the termination of his employment due to death or Disability will be treated as follows: (i) all time-based equity awards other than stock options will become vested and all restrictions thereon will lapse as of the termination date, (ii) all time-based stock options will become vested and exercisable as of the termination date, (iii) all performance-based stock options will become vested and exercisable as of the termination date as if the target performance level had been attained, (iv) all vested stock options (including those that vest pursuant to clauses (ii) and (iii)) will remain outstanding and exercisable until the earlier of the second anniversary of the termination date and the term of the stock option, and a pro-rated portion of all performance-based equity awards other than stock options that would have vested at the end of the applicable performance period had the target performance level been attained will vest as of the termination date. In the table above, performance-based equity awards granted in 2013 assume achievement at 156% of the target level of performance, as certified by our Committee in February 2016.

Pursuant to our long-standing Company policy, the Broussard Agreement does not contain an excise tax gross-up provision with respect to payments contingent upon a change in control. The Broussard Agreement does provide that, if (i) Mr. Broussard had become entitled to payments that would have been “parachute payments” in connection with a change in control of the Company that would have subjected him to the excise tax under Section 4999 of the Internal Revenue Code and (ii) the aggregate amount of such payments that he would have received, after all taxes, had been less than he would have received if such payments were reduced below the threshold above which the excise tax would have applied, then (iii) such payments would have been reduced to $1.00 below such threshold so that Mr. Broussard would not have become subject to the excise tax.

(2) Severance Policy

Our executive officer severance policy, which we refer to as the Severance Policy, was adopted in 1999. The Severance Policy covers all of our Named Executive Officers, except for Mr. Broussard (whose payments as of December 31, 2015 would have been covered by the Broussard Agreement, as described above). Under the Severance Policy, an executive officer involuntarily terminated for reasons not meeting the definition of good cause in the Severance Policy will receive one year’s base salary plus one additional month’s base salary for each of the first six full years of service up to a maximum of eighteen months base pay. The terminated executive officer would remain eligible to receive prorated incentive compensation to be paid at the normal time after year end, provided plan targets and other plan provisions were met. Since the calculations in the table assume a December 31, 2015 termination, incentive compensation would be paid for the full year. Under the Severance Policy, Mr. Murray would be entitled to one year’s base salary plus six months base salary, since he has been with the Company for more than six years, Mr. Huval would be entitled to one year’s base salary plus three months base salary, since he joined the Company effective December 31, 2012, Mr. Kane would be entitled to one year’s base salary plus one month base salary, since he joined the Company in June 2014, and Ms. Bilney would be entitled to one year’s base salary plus two months base salary, since she joined the Company in April 2013. These amounts are included in the table. If the Named Executive Officers were terminated in connection with a change in control, they would be eligible to receive benefits pursuant to their respective CIC Agreements (described in further detail in Note 4 below) instead of pursuant to the Severance Policy.

In connection with the receipt of any severance payments described above, the Named Executive Officer would be required to enter into a written agreement that would forbid him or her from competing with us for a period of twelve months. Such an agreement would also contain other provisions intended to prohibit the Named Executive Officer from making any disparaging remarks about us, and would also have clauses regarding cooperation and specific enforcement.

(3) Stock Option, Restricted Stock and Restricted Stock Unit Agreements

At December 31, 2015, the Named Executive Officers have stock options, restricted stock and restricted stock units (with both time-based and performance-based vesting) outstanding under our 2003 Stock Incentive Plan and our 2011 Stock Incentive Plan, which we refer to collectively as the Stock Plans. The treatment of these equity awards will vary depending upon the nature of the termination. As noted above, on or after July 2, 2015, the treatment of Mr. Broussard’s outstanding equity awards is governed by the Broussard Agreement (described in Note 1 above). The amounts disclosed in the table assume treatment of stock options, restricted stock and restricted stock units based on the December 31, 2015, fair market value of $178.51.

Voluntary Termination.    Under the Stock Plans, upon a voluntary termination for reasons not having to do with Cause or Retirement, in each case as defined below, each Named Executive Officer would have 90 days to exercise any vested options, but in no event beyond the expiration date. Any unvested shares of restricted stock or restricted stock units would be forfeited upon a voluntary termination for reasons not having to do with Cause or Retirement, in each case as defined below; provided, however, that the Committee may determine, in its sole discretion, that the restrictions on some or all of such unvested shares of restricted stock or unvested restricted stock units shall immediately lapse upon such termination.

Involuntary Termination without Cause.    Under the Stock Plans, upon an involuntary termination by the Company for reasons other than Cause, all unvested stock options held by our Named Executive Officers would be forfeited. Any unvested shares of restricted stock or restricted stock units held by our Named Executive Officers would also be forfeited. In addition, in accordance with the terms of an initial award of restricted stock units upon commencement of his employment, if Mr. Huval’s employment had been terminated for any reason other than Cause or voluntary separation, his initial restricted stock unit award would have immediately vested upon such termination date. In addition, our equity grant agreements contain non-compete and non-solicit provisions that only remain in full force and effect following an involuntary termination by the Company for reasons other than Cause if we pay an amount at least equal to the Named Executive Officer’s then current annual base salary. Any such amounts that could be paid post-termination to enforce non-compete and non-solicit provisions are not included in the table above.

Involuntary Termination for Cause.    Under the Stock Plans, in the event of termination for Cause, all options, unvested shares of restricted stock and unvested restricted stock units are forfeited for all Named Executive Officers, regardless of whether the options are vested. Under the Stock Plans, Cause is defined as “a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or a Participant’s willful misconduct or dishonesty, any of which is determined by the Committee to be directly and materially harmful to the business or reputation of the Company or its Subsidiaries.”

Retirement.    Under the Stock Plans, an eligible Retirement means a combination of age and years of service with the Company totaling 65 or greater, with a minimum required age of 55 and a minimum requirement of five years of service. With respect to grants of options prior to July 2, 2015, in the event of an eligible Retirement by a Named Executive Officer, any outstanding options (x) that have vested as of the retirement date of that Named Executive Officer will be exercisable within two years of such retirement date, and (y) that have not vested as of the retirement date of that Named Executive Officer will continue to vest according to their original vesting schedule and will be exercisable within two years of the vesting date of such options. In the event of an eligible Retirement by a Named Executive Officer, any unvested restricted stock units will continue to vest according to their original vesting schedule. Mr. Murray met the definition for eligible retirement on January 1, 2010, therefore options awarded to him after that date continue to vest according to their original vesting schedule upon retirement. For awards granted after July 2, 2015, in the Event of an eligible Retirement by a Named Executive Officer, any outstanding options and restricted stock units will vest pro rata.

Death or Disability.    Under the Stock Plans, in the event of death or Disability of a Named Executive Officer, all outstanding options shall become immediately exercisable in full and the Named Executive Officer, or his estate or representative shall have two years to exercise the options regardless of the expiration date. Under the Stock Plans, in the event of death or Disability of a Named Executive Officer, any unvested shares of restricted stock or restricted stock units shall immediately vest, and any unvested shares of performance-based restricted stock units will vest at the maximum level.

Change in Control.    In the event of a Change in Control, other than equity awards granted to Mr. Broussard, all unvested shares of restricted stock and restricted stock units granted prior to July 2, 2015, shall immediately vest, and all options granted prior to July 2, 2015, shall become immediately exercisable in full. If a Named Executive Officer is terminated (except for Cause) within three years of the Change in Control, the Named Executive Officer shall have two years to exercise these options, but in no event beyond the expiration date. See the amounts as set forth in the table under “Change in Control.” In addition, all performance-vested equity-based awards will vest at the maximum level of achievement. Alternatively, for stock options awarded under the 2003 Stock Plan, a Named Executive Officer would be permitted to surrender for cancellation within 60 days after a Change in Control, any unexercised option or a portion of an unexercised option and would be entitled to receive a payment in an amount equal to the difference between the greater of the fair market value on the date of surrender or the Adjusted Fair Market Value (as defined below), and the option exercise price, times the number of shares under option so surrendered. The “Adjusted Fair Market Value” means, in the event of a Change in Control, the greater of (a) the highest price per share paid to stockholders in the transaction resulting in the Change in Control, or (b) the highest Fair Market Value of a share of our common stock during the 90 day period ending on the date of a Change in Control. The Adjusted Fair Market Value of stock option awards is not included in the table above. In addition, our equity grant agreements contain non-compete and non-solicit provisions that only remain in full force and effect following a Change in Control if the acquirer or successor to the Company following the Change in Control pays an amount at least equal to the Named Executive Officer’s then current annual base salary plus maximum bonus. Any such amounts that could be paid following a Change in Control to enforce non-compete and non-solicit provisions are not included in the table above.

(4) Change in Control Agreements and Benefits

We have entered into agreements with all executive officers, including the Named Executive Officers (other than Mr. Broussard, whose payments in the event of a Change in Control as of December 31, 2015, were covered by the Broussard Agreement), as well as certain key management employees, which provide certain benefits in the event the executive’s employment is terminated by the Company without Cause or by the executive with Good Reason within twenty-four months following a Change in Control (as each term is defined in the CIC Agreements), or by the Company without Cause under certain circumstances prior to a Change in Control. Under these agreements, these individuals would be entitled to receive severance pay which generally is determined by multiplying the sum of each individual’s annual base salary, and the target incentive compensation payable to him or her, by a specified multiple. Each of our Named Executive Officers (other than Mr. Broussard) would receive a payment in the amount of one and one-half times the sum of his base salary and target bonus in the event of a Change in Control. Assuming a Change in Control had occurred at December 31, 2015, the payments set forth in the table above would have been made within ten days of the termination event (or such later date as may be required by Section 409A) by the surviving company in the Change in Control. In addition, pursuant to the terms of the applicable award agreements, in the event of a Change in Control generally all outstanding stock options, restricted stock and restricted stock units would immediately vest (other than those held by Mr. Broussard, the treatment of which is described in Note 1 above). See the discussion herein under Note 4 — “Stock Option, Restricted Stock and Restricted Stock Unit Agreements.”

Under the Change in Control agreements, each Named Executive Officer is entitled to receive all life insurance, health insurance, dental insurance, accidental death and dismemberment insurance and disability insurance under plans and programs in which the Named Executive Officer and/or the Named Executive Officer’s dependents and beneficiaries participated immediately prior to the date of termination. These benefits shall continue until the earlier of (a) the second anniversary of the date of termination, (b) the effective date of coverage under equivalent benefits from a new employer, or (c) the death of the Named Executive Officer. These benefits are valued at the amounts listed in the table above for the two year period.

Pursuant to our long-standing Company policy, we do not have any agreements with executive officers that include an excise tax gross-up provision with respect to payments contingent upon a change in control.

(5) Pension and Retirement Plans

In the event of termination, each Named Executive Officer would receive their account balance under the Humana Retirement Equalization Plan disclosed in the Nonqualified Deferred Compensation table together with their Humana Retirement Savings Plan benefit. The Humana Retirement Savings Plan is a qualified 401(k) plan generally available to all Humana associates. The amounts below include both the individual’s contribution and the Company’s contributions. At December 31, 2015, the account balances under the Humana Retirement Savings Plan for the Named Executive Officers are as follows (which amounts are not included in the table):

Bruce D. Broussard	$187,114
Brian A. Kane	$70,209
James E. Murray	$2,864,641
Jody Bilney	$130,388
Timothy S. Huval	$119,985

The Humana Retirement Savings Plan amounts are payable under various forms of distribution, the specific form to be elected by the participant. The forms of distribution are a single lump sum in cash or our common stock (if invested in the Humana common stock fund); substantially equal monthly, quarterly, or annual installments for a period of 5, 10, 15 or 20 years not to exceed the life expectancy of the participant, or the joint and last survivor expectancy of the participant and a designated beneficiary.

(6) Retirement

As noted above, under the Stock Plans, the definition of retirement eligibility means a combination of age and years of service with the Company totaling 65 or greater, with a minimum required age of 55 and a minimum requirement of five years of service. For additional information on the stock options, restricted stock and restricted stock units held by each of our Named Executive Officers, please refer to the table entitled, “Outstanding Equity Awards at Fiscal Year End” in this proxy statement. The table above does not include amounts that would be realized from this continued vesting of stock option, restricted stock and restricted stock unit awards.

(7) Life, Health and Other Benefits

Upon termination (other than a termination in connection with a Change in Control as described above), all officers elected by our Board of Directors, including our Named Executive Officers (other than Mr. Broussard, whose benefits are governed by the Broussard Agreement as described in Note 1 above), are eligible for continuation of health and dental coverage pursuant to COBRA (other than Mr. Murray, who is grandfathered under a previously-existing benefit that provides, upon termination, health benefits for himself and his eligible dependents until the earlier of attainment of age 65 or obtaining other coverage). Such coverage is not included in the table above (except for a Change in Control, where a two year expense for health benefits is included).

In the event of death, the estate of each Named Executive Officer is entitled to receive a life insurance benefit in the amount of three times the current base salary of the officer (up to a maximum of $3 million). As of December 31, 2015, the amount payable under such death benefit, which is not included in the table above, is as follows for our Named Executive Officers:

Bruce D. Broussard	$3,000,000
Brian A. Kane	$1,854,000
James E. Murray	$1,959,000
Jody Bilney	$1,671,000
Timothy S. Huval	$1,671,000

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Board of Directors has determined that there are no material transactions involving a director of the Company. For a discussion of the transactions reviewed, please see the discussion under “Independent Directors” herein.

The Board of Directors has determined that there are no material transactions involving an executive officer or greater than 5% shareholder, other than as follows:

●

A brother-in-law of Mr. Murray is employed as a Director, Service Operations in the Accounts Installation Department, and received a salary and incentive of approximately $338,000 for 2015, as well as benefits consistent with those provided to other employees with equivalent qualifications and responsibilities.

●

During 2015, the Company had an agreement with BlackRock, Inc., or BlackRock, which holds greater than five percent of the Company’s outstanding stock as of December 31, 2015. Under this agreement, BlackRock provided fixed income investment management services to the Company, for which the Company paid approximately $3.6 million in fees for the year ended December 31, 2015. The fees were determined solely on the amount of assets under management, and, to our knowledge, were comparable to those of non-affiliated customers.

●

During 2015, the Company had various business relationships with JP Morgan Chase & Co., or JPMorgan, which holds greater than five percent of the Company’s outstanding stock as of December 31, 2015. Under these relationships, JPMorgan: (i) provided agent services and credit in connection with our amended and restated credit agreement; (ii) served as the issuer of our travel and entertainment corporate credit cards; (iii) provided investment custody services; (iv) paid our former subsidiary, Concentra Inc., or its affiliates an immaterial amount of fees for occupational medicine, urgent care, physical therapy, and health and wellness services; and (v) provided general banking services. For all of the services provided to Humana by JPMorgan, we paid approximately $7.6 million in fees and expenses to JPMorgan for the year ended December 31, 2015, and the rates in each case, to our knowledge, were comparable to those of non-affiliated customers.

The Board of Directors has adopted a policy for review, approval and monitoring of transactions involving the Company and directors and executive officers or their immediate family members, or stockholders owning five percent or greater of the Company’s outstanding stock. The policy covers any related person transaction that meets the minimum threshold for disclosure under the SEC’s regulations. The Related Party Transaction Approval Policy may be viewed on our website. From the www.humana.com website, click on “Investor Relations,” then click on “Corporate Governance,” and then click on the link entitled “Related Persons Transactions Policy.” Pursuant to that policy, our Board of Directors has approved the continuation for 2016 of the above described relationships between the Company and certain of our stockholders owning five percent or greater of the Company’s outstanding stock.

AUDIT COMMITTEE REPORT

Our Audit Committee currently is comprised of four directors. All members are independent and are financially literate as defined in the NYSE listing standards. The Board of Directors has determined that Messrs. D’Amelio, O’Brien and Mitchell each meet the definition of “audit committee financial expert.” The Board of Directors has adopted a written charter for the Committee.

As set forth in its Charter, our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged to prepare the audit report or perform other audit, review or attestation services. The Audit Committee has retained PricewaterhouseCoopers LLP, or PwC, as the Company’s independent external auditor for fiscal 2016. PwC has been retained as the Company’s independent registered public accounting firm continuously since 1968.

The Audit Committee reviews Humana’s financial reporting processes on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015, with Humana’s management and its independent registered public accounting firm, PwC. Management is responsible for the financial statements and the reporting process, including its assessment of our internal control over financial reporting. PwC is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. Management has represented to PwC and the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with PwC the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees. In addition, the Audit Committee has discussed with PwC its independence from Humana and its management including the matters in the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence.

During 2015, the Audit Committee met independently with our Chief Audit Officer, our Chief Compliance Officer, key members of management, and PwC regarding our business, current and planned audit activities, and risks that could impact the Company and management actions to mitigate those risks. The Audit Committee, in consultation with management, Internal Audit, and PwC, reviewed our quarterly financial statements and earnings releases. The Audit Committee reviewed our annual financial statements. Audit Committee members individually reviewed our monthly operating and financial information as well as internal audits of controls over operations, financial processes, and compliance with laws and regulations.

The Audit Committee reviewed and evaluated the relevant requirements of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the listing standards of the NYSE regarding audit committee procedures and responsibilities, including a review of our internal controls and procedures.

The Audit Committee reviewed and approved the services provided by PwC to us consisting of the following:

	For The Years Ended December 31
	2015	2014
Audit Fees	$5,429,000	$6,851,500
Audit Related Fees	1,064,000	1,110,000
Tax Fees	262,520	386,253
All Other Fees	329,600	343,632

TOTAL	$7,085,120	$8,691,385

●

Audit Fees include activities relating to the attestation of our consolidated financial statements, the audit of internal control over financial reporting, statutory and other separate company audits and related services, and consultations and other services related to miscellaneous SEC and financial reporting matters, including the pending merger with Aetna Inc..

●

Audit-Related Fees include activities relating to the attestation of our employee benefit plans, reports issued pursuant to AT Section 801, Reporting on Controls at a Service Organization, and mandated regulatory and compliance reviews. No amounts were paid for financial systems design and implementation.

●	Tax Fees include activities relating to tax compliance, consultation and support services.

●

All Other Fees include activities related to advisory services, including those performed in connection with the pending merger with Aetna Inc., and the annual renewal of software licenses for accounting research and human resources software.

The Audit Committee discussed with our internal auditors and with PwC the overall scope and plans for their respective audits. At each meeting, the Audit Committee is provided the opportunity to meet with the internal auditors and with PwC with and without management present, and, in fact, met with the internal auditors and with PwC with and without management present in connection with each regularly scheduled Board of Directors meeting in 2015.

The Audit Committee has established policies and procedures for pre-approving all audit, review and attest services that are required under the securities laws and all other permissible tax and non-audit services necessary to assure PwC’s continued independence. The Audit Committee annually pre-approves the following permissible non-audit services:

●	related assurance and attestation services;

●	risk and control services;

●	transaction services; and

●	tax services.

The fees shown in the table above were all pre-approved in accordance with these policies and procedures. The Audit Committee separately will consider any proposed retention of the independent registered public accounting firm for permissible non-audit services other than those listed above. The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of PwC.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Humana Annual Report on Form 10-K for the year ended December 31, 2015.

All members of the Audit Committee of Humana submit the foregoing report:

AUDIT COMMITTEE

Frank A. D’Amelio, Chairman

William E. Mitchell

David B. Nash, M.D.

James J. O’Brien

PROPOSAL TWO: RATIFICATION OF

APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Background

The Board of Directors, in accordance with the recommendation of its Audit Committee, believes that the continued retention of PwC as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders, and therefore has appointed PwC to audit the consolidated financial statements of the Company for the year ending December 31, 2016. In making this appointment, the Board considered the performance and independence of PwC, including whether any non-audit services performed by PwC are compatible with maintaining independence. The Audit Committee and Board of Directors believe that PwC has invaluable long-term knowledge of Humana. While preserving that knowledge, partners and employees of PwC engaged in audits of Humana are periodically changed, giving Humana access to new expertise, experience and perspectives. In connection with the periodic mandated rotation of PwC’s lead engagement partner, the Audit Committee and its Chair were directly involved in the selection of PwC’s new lead engagement partner, effective January 1, 2015.

We are asking our stockholders to ratify the appointment of PwC as our independent registered public accounting firm. Although ratification is not required by our Charter, Bylaws, Delaware law or otherwise, the Board is submitting the appointment of PwC to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm. If our stockholders fail to ratify the appointment, it will be considered as a non-binding recommendation to the Board and the Audit Committee to consider the appointment of a different firm for fiscal year 2017. Even if the appointment is ratified, the Board and the Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. We expect that representatives of PwC will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the votes present and entitled to vote with respect to the proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Shares not present at the meeting have no effect on the ratification of the appointment of PricewaterhouseCoopers LLP, while shares voting “abstain” will be counted as “against” votes. Pursuant to NYSE regulations, brokers have discretionary voting power over the ratification of the appointment of the Company’s independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL THREE: NON-BINDING ADVISORY VOTE WITH RESPECT TO THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted on July 21, 2010 (which we refer to as the Dodd-Frank Act), required that we include in our 2011 proxy statement a non-binding advisory stockholder vote with respect to the frequency of future advisory votes regarding the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis section, the compensation tables and the accompanying narrative disclosure, set forth in this proxy statement (commonly referred to as “Say-on-Pay”).

At our 2011 Annual Meeting, held on April 21, 2011, our stockholders recommended an annual Say-on-Pay vote, and our Board of Directors subsequently adopted that recommendation. In 2016, we are therefore asking our stockholders to vote on the following resolution:

RESOLVED, that the stockholders of Humana Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the compensation tables, and the accompanying narrative disclosure, set forth in the Company’s proxy statement.

The compensation of our Named Executive Officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in this proxy statement. As discussed in those disclosures, our philosophy is that compensation should be market-based, competency-paced and contribution-driven. Our compensation programs are designed to challenge participants as well as reward them for superior performance for our Company and our stockholders, with an emphasis on pay-for-performance principles to align the interests of our Named Executive Officers with those of our stockholders. Our compensation practices and policies enable us to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Your vote on this Proposal Three is an advisory one, and therefore is not binding on the Company, the Organization & Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Board. Nevertheless, our Board and our Organization & Compensation Committee value the opinions of our stockholders, and intend to consider any stockholder concerns evidenced by this vote. We will continue to evaluate and disclose whether any actions are necessary to address those concerns.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the votes present and entitled to vote with respect to the proposal is required for the approval of the non-binding advisory vote with respect to the compensation of the Company’s Named Executive Officers. Shares not present at the meeting and broker non-votes have no effect on the approval of this non-binding advisory vote, while abstentions will count as votes “against”. Pursuant to NYSE regulations, brokers do not have discretionary voting power over this proposal, and therefore, if you hold Shares through a bank, broker or other nominee and do not provide voting instructions to your bank, broker or other nominee, your Shares will not be voted with respect to this proposal. If you timely submit a signed proxy but fail to specify instructions to vote with respect to this proposal, the accompanying proxy will be voted FOR this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES, AND THE RELATED DISCLOSURES CONTAINED IN THIS PROXY STATEMENT.

INCORPORATION BY REFERENCE

The Organization & Compensation Committee Report and the Audit Committee Report (including the reference to the independence and financial expertise of the Audit Committee members), each contained in this proxy statement, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Humana under the Securities Act, except to the extent that we specifically incorporate such information by reference into any of these future filings.

ADDITIONAL INFORMATION

Our Annual Report on Form 10-K for the year ended December 31, 2015, excluding certain of its exhibits, is included with the transmittal of this proxy statement. We will provide a copy without charge to anyone who makes a written request to Humana Inc., Investor Relations Department, 500 West Main Street, Louisville, KY 40202.

Our Annual Report on Form 10-K and all other filings with the SEC may also be accessed via the Investor Relations page on our website at www.humana.com. From the www.humana.com website, click on “Investor Relations,” and then click on the report you wish to review under the “SEC Filings & Financial Reports” subcategory.

By Order of the Board of Directors,

Joan O. Lenahan Vice President and Corporate Secretary

HUMANA INC. 500 WEST MAIN STREET 21st FLOOR LOUISVILLE, KY 40202 ATTN: JOAN O. LENAHAN

YOUR VOTE IS IMPORTANT

VOTE BY TELEPHONE OR INTERNET OR MAIL

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Central Time on April 20, 2016. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Central Time on April 20, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Humana Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. PLEASE DO NOT MAIL BACK YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M54102-P33258	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HUMANA INC.
The Board of Directors recommends you vote FOR proposals 1, 2, and 3:

Vote on Directors

1.	Election of Directors.

	Nominees:	For	Against	Abstain		For	Against	Abstain

1a)   Kurt J. Hilzinger

1b)   Bruce D. Broussard

1c)   Frank A. D’Amelio

1d)   W. Roy Dunbar

1e)   David A. Jones, Jr.

 1f)   William J. McDonald

1g)   William E. Mitchell

1h)   David B. Nash, M.D.

 1i)   James J. O’Brien

 1j)   Marissa T. Peterson

		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	2. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐	☐	☐
					3. The approval of the compensation of the named executive officers as disclosed in the 2016 proxy statement.	☐	☐	☐

	For address changes and/or comments, please check this box and write them on the back where indicated.		☐		At their discretion, the Proxies are authorized to vote upon any other matters as may come before the Annual Meeting.

Signatures of stockholders should correspond exactly with the names shown on this proxy card. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. When shares of Company Common Stock are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M54103-P33258

HUMANA INC.

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, APRIL 21, 2016

9:30 AM, Central Time

The Westin Michigan Avenue Chicago

909 North Michigan Avenue

Chicago, Illinois 60611

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Kurt J. Hilzinger and Bruce D. Broussard, and each of them, their attorneys and agents, with full power of substitution to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of Humana Inc. (the Annual Meeting) to be held at the Westin Michigan Avenue Chicago, located at 909 North Michigan Avenue, Chicago, Illinois 60611, on Thursday, the 21st day of April, 2016 at 9:30 a.m., Central Time, and at any postponements or adjournments thereof, according to the number of votes the undersigned would be entitled to vote on the proposals as set forth on the reverse side if personally present.

THE SHARES OF COMMON STOCK COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT. THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE GIVEN TO VOTE OR ACT WITH RESPECT TO THE ANNUAL MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(SEE REVERSE SIDE TO VOTE)

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